Exhibit 3.1

THE COMPANIES ACT (REVISED)
OF THE CAYMAN ISLANDS

 AN EXEMPTED COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION
OF

CHAGEE HOLDINGS LIMITED

(adopted by a Special Resolution passed on December 25, 2023 and effective on December 25, 2023)

1.	The name of the Company is Chagee Holdings Limited.

2.	The Registered Office of the Company shall be at the office of Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands or at such other place in the Cayman Islands as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act (as amended) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.	The Company has unrestricted corporate capacity. Without limitation to the foregoing, as provided by Section 27(2) of the Companies Act (as amended), the Company has and is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit.

5.	The liability of each Member is limited to the amount from time to time unpaid on such Member's Shares.

6.	The authorized share capital of the Company is US$50,000 divided into 500,000,000 shares consisting of:

(i)	429,877,991 Ordinary Shares of a par value of US$0.0001 each, among which, (A) 364,603,884 Ordinary Shares are designated as Class A Ordinary Shares, and (B) 65,274,107 Ordinary Shares are designated as Class B Ordinary Shares;

(ii)	34,833,028 Series A Preferred Shares of a par value of US$0.0001 each;

(iii)	14,914,404 Series B Preferred Shares of a par value of US$0.0001 each; and

(iv)	20,374,577 Series B+ Preferred Shares of a par value of US$0.0001 each.

7.	If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 174 of the Companies Act (as amended) and, subject to the provisions of the Companies Act (as amended) and the Second Amended and Restated Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

8.	Capitalised terms that are not defined in this Second Amended and Restated Memorandum of Association bear the same meaning as those given in the Second Amended and Restated Articles of Association of the Company.

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THE COMPANIES ACT (REVISED)

OF THE CAYMAN ISLANDS

AN EXEMPTED COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED ARTICLES OF ASSOCIATION
OF

CHAGEE HOLDINGS LIMITED (“Company”)

(adopted by a Special Resolution passed on December 25, 2023 and effective on December 25, 2023)

INTERPRETATION

1	Capitalized terms used but not otherwise defined in this Third Amended and Restated Memorandum of Association of the Company shall have the meanings given to them in the Purchase Agreement or the Shareholders Agreement. In these Articles, Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Accounting Standards”	means generally accepted accounting principles in the United States or in the PRC or the International Financial Reporting Standards as promulgated from time to time by the International Accounting Standards Board (the “IASB”) (including, without limitation, standards and interpretations approved by the IASB and International Accounting Principles issued under previous constitutions thereof), together with the IASB’s pronouncements thereon from time to time, consistently applied, as approved according to the Memorandum and these Articles and the Shareholders Agreement.

“Additional Number”	has the meaning set forth in Section 1 of Schedule A.

“Affiliate”	means, with respect to a Person, (i) in the case of an individual, such Person’s spouse and lineal descendants (whether natural or adopted), brother, sister, parent, or any trust formed and maintained solely for the benefit of such Person or such Person’s spouse, lineal descendants, brother, sister and/or parent, or trust, or any entity or company Controlled by any of the aforesaid Person, (ii) in the case of any Person other than an individual, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of a Preferred Holder, in addition to the Persons specified in item (ii) above, the term “Affiliate” also includes (v) any of its direct or indirect shareholders, (w) any of its or its shareholder’s general partners, (x) the fund manager managing or advising it or such shareholder (and general partners and officers thereof) and other funds managed or advised by such fund manager or such fund manager’s Affiliates, (y) trusts Controlled by or for the benefit of any such Person referred to in (v), (w) or (x), and (z) any fund or holding company formed for investment purposes that is promoted, sponsored, managed, advised or serviced by it or any of its Affiliates. For the avoidance of doubt, the Investors shall not be deemed to be Affiliates of the Group Companies.

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“Applicable Conversion Price”	has the meaning set forth in Section 5 of Schedule A.

“Applicable Issue Date”	means, (i) with respect to the Series A Preferred Shares, the applicable issue date of Series A Preferred Shares; (ii) with respect to the Series B Preferred Shares, the applicable issue date of Series B Preferred Shares; and (iii) with respect to the Series B+ Preferred Shares, the applicable issue date of Series B+ Preferred Shares, in each case, in accordance with the Transaction Documents.

“Applicable Issue Price”	means, (i) with respect to the Series A Preferred Shares, the Series A Issue Price; (ii) with respect to the Series B Preferred Shares, the Series B Issue Price; and (iii) with respect to the Series B+ Preferred Shares, the Series B+ Issue Price.

“Applicable Redemption Price”	means, (i) with respect to the Series A Preferred Shares, the Series A Redemption Price; (ii) with respect to the Series B Preferred Shares, the Series B Redemption Price; and (iii) with respect to the Series B+ Preferred Shares, the Series B+ Redemption Price.

“Articles”	means these Third Amended and Restated Articles of Association of the Company, as amended, supplemented and restated from time to time.

“Auditor”	means any auditor retained by the Company in accordance with the Memorandum and these Articles and the Shareholders Agreement, which shall be a reputable firm of independent certified public accountants determined in accordance with the Memorandum and these Articles and the Shareholders Agreement.

“Automatic Conversion”	has the meaning set forth in Section 5(3) of Schedule A.

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“Board” or “Board of Directors”	means the board of directors of the Company.

“Business”	has the meaning set forth in the Shareholders Agreement.

“Business Day”	means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the Cayman Islands, the PRC, Hong Kong, as the case may be, or on which a tropical cyclone warning no. 8 or above or a “black” rainstorm warning signal is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m. Hong Kong time.

“Charter Documents”	means, as to a Person, such Person’s memorandum of association, articles of association or incorporation, certificate of incorporation, formation or registration (including, if relevant, certificates of change of name), limited partnership agreement, charter, by- laws, trust deed, trust instrument, joint venture or shareholders’ agreement, or equivalent documents, and business license, in each case as amended; and means, as to PRC limited liability companies, articles of association, shareholders’ agreement or equivalent documents. For the avoidance of doubt, the “Charter Documents” of the Company shall include the Shareholders Agreement and the Memorandum and these Articles.

“Circular 37”	means Circular 37, issued by SAFE on July 4, 2014, titled “the Notice on Relevant Issues Concerning Foreign Exchange Administrative for Domestic Residents to Engage in Overseas Investment and Financing and Round Trip Investment via Special Purpose Vehicles” (《国家外汇管理局关于境内居民通过特殊目的公司境外投融资及返程投资外汇管理有关问题的通知》( 汇发 [2014]37 号)) effective as of July 4, 2014, as amended and/or implemented by SAFE, and any successor rule or regulation under the PRC laws, including but not limited to any rule or regulation interpreting or setting forth provisions for implementation of any of the foregoing.

“Class A Ordinary Shares”	means the class A ordinary shares of a par value of US$0.0001 each in the capital of the Company having the rights provided for in the Shareholders Agreement and the Memorandum and these Articles.

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“Class B Ordinary Shares”	means the class B ordinary shares of a par value of US$0.0001 each in the capital of the Company having the rights provided for in Shareholders Agreement and the Memorandum and these Articles.

“Closing”	has the meaning set forth in the Purchase Agreement.

“Closing Date”	has the meaning set forth in the Purchase Agreement.

“Coatue”	has the meaning set forth in the Shareholders Agreement.

“Commission”	means (i) with respect to any offering of securities in the United States, the Securities and Exchange Commission of the United States or any other federal agency at the time administering the Securities Act, and (ii) with respect to any offering of securities in a jurisdiction other than the United States, the regulatory body of the jurisdiction with authority to supervise and regulate the offering or sale of securities in that jurisdiction.

“Competitor”	has the meaning set forth in the Shareholders Agreement.

“Contract”	means, as to any Person, any contract, agreement, undertaking, understanding, commitment, purchase order, indenture, note, bond, loan, instrument, lease, mortgage, deed of trust, franchise, license or other legally binding arrangement to which such Person is a party or by which such Person or any of its property is bound, whether oral or written.

“Control”	of a given Person means the power or authority, whether exercised or not, to direct or cause the direction of the business, management and policies (with respect to operational or financial control or otherwise) of such Person, directly or indirectly, or by effective control whether through the ownership of voting securities, by Contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of more than fifty percent (50%) of the board of directors of such Person; the terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Deemed Liquidation	means any of the following events: (i) any

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Event”	consolidation, amalgamation, scheme of arrangement or merger of any Group Company with or into any other Person or other reorganization in which the shareholders of such Group Company immediately prior to such consolidation, amalgamation, merger, scheme of arrangement or reorganization own less than fifty percent (50%) of such Group Company’s voting power in the aggregate immediately after such consolidation, merger, amalgamation, scheme of arrangement or reorganization, or any transaction or series of related transactions to which such Group Company is a party or target in which in excess of fifty percent (50%) of such Group Company’s voting power is transferred; (ii) a sale, transfer, lease or other disposition of all or substantially all of the assets of any Group Company (or any series of related transactions resulting in such sale, transfer, lease or other disposition of all or substantially all of the assets of such Group Company); or (iii) the exclusive licensing of all or substantially all of any Group Company’s Intellectual Property to a third party.

“Director”	means a director serving on the Board.

“Drag Holders”	has the meaning set forth in Section 8 of Schedule A.

“Dragged Holders”	has the meaning set forth in Section 8 of Schedule A.

“Drag Notice”	has the meaning set forth in Section 8 of Schedule A.

“Drag-Along Sale”	has the meaning set forth in Section 8 of Schedule A.

“Equity Securities”	means, with respect to a Person that is a legal entity, any shares, share capital, registered capital, equity interests, membership interests, partnership interests, joint venture or other ownership interests or securities of such Person, and any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other securities or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plans or similar rights with respect to such Person, or any Contract of any kind for the purchase or acquisition from such Person of any of the foregoing, either directly or indirectly.

“ESOP”	has the meaning set forth in the Shareholders Agreement.

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“Employee Holdco(s)”	has the meaning set forth in the Shareholders Agreement.

“First Participation Notice”	has the meaning set forth in Section 1 of Schedule A.

“First Participation Period”	has the meaning set forth in Section 1 of Schedule A.

“FOSUN”	has the meaning set forth in the Shareholders Agreement.

“FOSUN Director”	has the meaning set forth in the Shareholders Agreement.

“Founder”	has the meaning set forth in the Shareholders Agreement.

“Founder Holdco”	has the meaning set forth in the Shareholders Agreement.

“Founder Party” or “Founder Parties”	has the meaning set forth in the Shareholders Agreement.

“Governmental Authority”	means any nation or government, or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC, the Cayman Islands, or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, or any self- regulatory organization, stock exchange, securities commission or other securities regulators.

“Group Companies”	means the Company, the Singapore Company 1, the Singapore Company 2 and the Domestic Company, together with all other direct or indirect, current and future Subsidiaries and branches of any of the foregoing, and “Group Company” means any of them.

“Interested Transaction”	has the meaning set forth in Article 78.

“Intellectual Property”	means all intellectual property and other proprietary rights, including any and all foreign and domestic trade name, trademark, service mark, registered design, domain name, utility model, copyright, invention, moral rights, mask work, brand name, technical information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals, research data concerning historic and current research and development efforts, including the results of successful and unsuccessful designs, databases and proprietary data, proprietary processes, proprietary rights, technology, engineering, discoveries, formulae, algorithms, operational procedures, database right, business name, patent and any similar rights, and all associated rights, compositions of matter, formulas, designs, inventions, and any and all registrations, applications, renewals, extensions and continuations (in whole or in part) of any of the foregoing, together with all goodwill associated therewith and all rights and causes of action for infringement, misappropriation, misuse, dilution, unfair trade practice or otherwise associated therewith.

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“IPO”	has the meaning set forth in the Shareholders Agreement.

“Investors”	has the meaning set forth in the Shareholders Agreement.

“Irrevocable Proxy”	has the meaning set forth in Article 58A(a).

“Key Employee(s)”	has the meaning set forth in the Purchase Agreement.

“Lien”	means (i) any mortgage, pledge, claim, security interest, encumbrance, title defect, lien, charge, license, restrictive covenant, lease, sub-lease, occupancy agreement, easement, or other restriction or limitation of any kind whatsoever, including any restriction on the use, voting, transfer, receipt of income, or exercise of any attributes of ownership; (ii) any adverse claim as to title, possession or use, and includes any Contract or arrangement for any of the same, whether imposed by Contract, understanding, law, equity or otherwise.

“Lower Price”	has the meaning set forth in Section 5(5) of Schedule A.

“Majority Holders”	has the meaning set forth in the Shareholders Agreement.

“Majority Preferred Holders”	has the meaning set forth in the Shareholders Agreement.

“Majority Preferred Directors”	has the meaning set forth in the Shareholders Agreement.

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“Material Adverse Effect”	means (a) any event, circumstance, occurrence, fact, condition, change or development that, individually or in the aggregate, has had, has or would reasonably be expected to have a material adverse effect on the business, properties, assets, employees, operations, results of operations, condition (financial or otherwise), prospects or liabilities of the Group Companies taken as a whole, (b) any material impairment of the ability of the Group Companies to perform their material obligations under any Transaction Document, or (c) any material impairment of the validity or enforceability of any Transaction Document against the Group Companies.

“Memorandum”	means the Third Amended and Restated Memorandum of Association of the Company, as amended, supplemented and restated from time to time.

“New Securities”	has the meaning set forth in Section 1 of Schedule A.

“Offered Ordinary Shares”	has the meaning set forth in Section 2 of Schedule A.

“Offeror”	has the meaning set forth in Section 8 of Schedule A.

“Ordinary Director(s)”	has the meaning set forth in Article 61.

“Ordinary Holder(s)”	means the holder(s) of the Ordinary Shares (except for the Class A Ordinary Shares issued upon the conversion of Preferred Shares).

“Ordinary Transferor”	has the meaning set forth in Section 2 of Schedule A.

“Ordinary Transfer Notice”	has the meaning set forth in Section 2 of Schedule A.

“Ordinary Resolution”	means a resolution of a duly constituted general meeting of the Company passed by more than 50% of the votes cast by, or on behalf of, the Members entitled to vote present in person or by proxy and voting at the meeting, or a written resolution as provided in Article 40.

“Ordinary Shares”	means the Class A Ordinary Shares and the Class B Ordinary Shares.

“Ordinary Share Equivalents”	means any Equity Security which is by its terms convertible into or exchangeable or exercisable for Class A Ordinary Shares or other share capital of the Company, including without limitation, the Preferred Shares.

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“Oversubscription New Securities”	has the meaning set forth in Section 1 of Schedule A.

“Oversubscription Participants”	has the meaning set forth in Section 1 of Schedule A.

“Person”	shall be construed as broadly as possible and shall include any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity, including Governmental Authorities.

“PRC”	means the People’s Republic of China, but solely for the purposes hereof excludes the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the territory of Taiwan.

“Preemptive Right”	has the meaning set forth in Section 1 of Schedule A.

“Preemptive Pro Rata Share”	has the meaning set forth in Section 1 of Schedule A.

“Preferred Holder(s)”	has the meaning set forth in the Shareholders Agreement.

“Preferred Holder Option Period”	has the meaning set forth in Section 2 of Schedule A.

“Preferred Director(s)”	has the meaning set forth in Article 61.

“Preferred Shares”	means the Series A Preferred Shares, Series B Preferred Shares, and Series B+ Preferred Shares.

“Preference Amount”	has the meaning set forth in Section 4 of Schedule A.

“Proxy Holder”	has the meaning set forth in Article 58A(a).

“Proxy Termination Notice”	has the meaning set forth in Article 58A(c).

“Purchase Agreement”	means the Series B+ Preferred Share Purchase Agreement dated July 12, 2023 by and among the parties named therein, as amended from time to time.
“Purchasing Preferred Holders”	has the meaning set forth in Section 2B(3) of Schedule A.

“Qualified IPO”	has the meaning set forth in the Shareholders Agreement.

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“Redemption”	has the meaning set forth in Section 6 of Schedule A.

“Redemption Closing Date”	has the meaning set forth in Section 6 of Schedule A.

“Redemption Event”	has the meaning set forth in Section 6 of Schedule A.

“Redemption Election Period”	has the meaning set forth in Section 6 of Schedule A.

“Redemption Notice”	has the meaning set forth in Section 6 of Schedule A.

“Redemption Notice Date”	has the meaning set forth in Section 6 of Schedule A.

“Redemption Price”	has the meaning set forth in Section 6 of Schedule A.

“Redemption Obligator” or “Redemption Obligators”	has the meaning set forth in Section 6 of Schedule A.

“Redeeming Shareholder”	has the meaning set forth in Section 6 of Schedule A.

“Redeeming Shares”	has the meaning set forth in Section 6 of Schedule A.

“Redemption Start Date”	has the meaning set forth in Section 6 of Schedule A.

“Register of Members”	means the register of members maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Related Entities”	has the meaning set forth in Section 3(1)(xi) of Schedule A.

“Related Party”	of any Group Company (the “Subject Person”) means (a) any direct or indirect shareholder of the Subject Person or its Subsidiaries, (b) any director of the Subject Person or its Subsidiaries, (c) any Key Employee, (d) any officer of the Subject Person or its Subsidiaries, (e) any Affiliate of a shareholder, director, Key Employee or officer of the Subject Person or its Subsidiaries, (f) any Person in which any shareholder, director, Key Employee or officer of the Subject Person or its Subsidiaries has any interest, other than a passive shareholding of less than one percent in a publicly listed company, or over which a Related Party exercises Control or significant influence through voting, position or ownership or (g) any other Affiliate of the Subject Person or its Subsidiaries.

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“Relevant Shares”	has the meaning set forth in Article 58A(a).

“RMB”	means the lawful currency of the PRC.

“Rights Holder”	has the meaning set forth in Section 1 of Schedule A.

“Restructuring”	has the meaning set forth in the Shareholders Agreement.

“ROFR Pro Rata Share”	has the meaning set forth in Section 2 of Schedule A.

“ROTHSFORTUNE”	has the meaning set forth in the Shareholders Agreement.

“ROTHSFORTUNE Director”	has the meaning set forth in the Shareholders Agreement.

“SAFE”	means the State Administration of Foreign Exchange of the PRC and its local counterparts, and/or an authorized bank, as the case may be.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Second Participation Notice”	has the meaning set forth in Section 1 of Schedule A.

“Second Participation Period”	has the meaning set forth in Section 1 of Schedule A.

“Securities Act”	means the United States Securities Act of 1933, as amended.

“Selling Shareholder”	has the meaning set forth in Section 2 of Schedule A.

“Series A Investors”	has the meaning set forth in the Shareholders Agreement.

“Series A Issue Price”	means RMB4.7369 per share, each as appropriately adjusted for share subdivisions, share dividends, consolidations, recapitalizations and similar events with respect to the Series A Preferred Shares.

“Series A Preferred Share”	means the Series A redeemable and convertible preferred shares of the Company with a par value of US$0.0001 per share, with rights and privileges as set forth herein and in the Shareholders Agreement.

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“Series A Redemption Price”	has the meaning set forth in Section 6 of Schedule A.

“Series B Issue Price”	means RMB11.4223 per share, each as appropriately adjusted for share subdivisions, share dividends, consolidations, recapitalizations and similar events with respect to the Series B Preferred Shares.

“Series B Investors”	has the meaning set forth in the Shareholders Agreement.

“Series B Preferred Share”	means the Series B redeemable and convertible preferred shares of the Company with a par value of US$0.0001 per share, with rights and privileges as set forth herein and in the Shareholders Agreement.

“Series B Redemption Price”	has the meaning set forth in Section 6 of Schedule A.

“Series B+ Issue Price”	means US$16.1967 per share, each as appropriately adjusted for share subdivisions, share dividends, consolidations, recapitalizations and similar events with respect to the Series B+ Preferred Shares.

“Series B+ Investors”	has the meaning set forth in the Shareholders Agreement.

“Series B+ Preferred Share”	means the Series B+ redeemable and convertible preferred shares of the Company with a par value of US$0.0001 per share, with rights and privileges as set forth herein and in the Shareholders Agreement.

“Series B+ Redemption Price”	has the meaning set forth in Section 6 of Schedule A.

“Shareholder” or “Member”	means a holder of any Share of the Company (for the avoidance of doubt, assuming that all Warrants have been exercised in whole and all reserved Preferred Shares pursuant to such Warrants for issuance as issued and outstanding). “Warrants” has the meaning set forth in the Shareholders Agreement.

“Share(s)”	means a share or shares in the capital of the Company including the Ordinary Shares and the Preferred Shares, and includes a fraction of a share.

“Shareholders Agreement”	means the Shareholders Agreement of the Company dated July 20, 2023 among the Company and certain other parties named therein, as may be amended, restated and / or supplemented from time to time.

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“Singapore Company 1”	has the meaning set forth in the Shareholders Agreement.

“Singapore Company 2”	has the meaning set forth in the Shareholders Agreement.

“Special Resolution”	means a Members resolution expressed to be a special resolution and passed either (i) as a written resolution signed by all Members entitled to vote, or (ii) at a meeting by Members holding not less than two-thirds (2/3) of all the issued and outstanding shares of the Company, calculated on a fully converted basis (which Members, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given), subject to Section 3 of Schedule A.

“Statute”	means the Companies Act of the Cayman Islands as amended and every statutory modification or re- enactment thereof for the time being in effect.

“Subsidiary”	means, with respect to a specific entity, (i) any entity (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) of whose interests in the profits or capital of such entity are owned or Controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity; (ii) any entity whose profit and loss and net earnings are consolidated with the profit and loss and net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with the Accounting Standards; and (iii) any entity with respect to which the subject entity has the power to otherwise direct the business, management and policies (with respect to operational or financial control or otherwise) of that entity directly or indirectly through another Subsidiary, any contractual arrangement or otherwise.

“Transaction Documents”	means the Shareholders Agreement, the Purchase Agreement, the Series A Investment Agreements, the Series B Investment Agreement, the Transfer Agreement, the Memorandum and these Articles, the Management Rights Letter(s) and the exhibits attached to any of the foregoing and each of the agreements and other documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing. Each of the “Series A Investment Agreements”, “Series B Investment Agreement” and “Transfer Agreement” has the meaning set forth in the Shareholders Agreement.

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“Transfer”	means, with respect to any Equity Securities of any Person, (i) when used as a verb, to directly or indirectly, through one or a series of transactions, sell, assign, transfer, or otherwise dispose of or otherwise grant any interest or right, with respect to all or any part of any interest in any Equity Securities and (ii) when used as a noun, a direct or indirect sale, assignment, transfer, exchange, or other disposition of such Equity Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing.

“US$” or “$”	means the lawful currency of the United States of America.

“Domestic Company”	means Beijing Chagee Catering Management Co., Ltd. ( 北京茶姬餐饮管理有限公司), a limited liability company organized and existing under the laws of the PRC.

“XVC”	has the meaning set forth in the Shareholders Agreement.

“XVC Director”	has the meaning set forth in Article 61.

2	In these Articles:

2.1	words importing the singular number include the plural number and vice-versa;

2.2	words importing the masculine gender include the feminine gender and the neuter;

2.3	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an electronic record;

2.4	the words “herein,” “hereof” and “hereunder” and other words of similar import refer to these Articles as a whole and not to any particular article, section or other subdivision;

2.5	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.6	any phrase introduced by the terms “including,” “include,” “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

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2.7	the term “voting power” refers to the number of votes attributable to the Shares (on an as-converted basis) in accordance with the terms herein;

2.8	the term “including” will be deemed to be followed by, “but not limited to”;

2.9	references to any particular Person are also to its successors and permitted assigns and transferees;

2.10	the terms “shall”, “will”, and “agree” are mandatory, and the term “may” is permissive;

2.11	the term “day” means “calendar day” (unless the term “Business Day” is used), and “month” means calendar month;

2.12	the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning;

2.13	references to any Contract or documents shall be construed as references to such Contract or document as the same may be amended, supplemented or novated from time to time;

2.14	reference to a “fully-diluted basis” mean the calculation is to be made assuming that all outstanding options, warrants and other Equity Securities convertible into or exercisable or exchangeable for such shares or registered capital, as applicable (whether or not by their terms then currently convertible, exercisable or exchangeable), have been so converted, exercised or exchanged and all Equity Securities reserved for issuance under the ESOP and in connection with the Restructuring as issued and outstanding; references to an “as converted basis” mean that the calculation is to be made assuming that all Preferred Shares in issue have been converted into Ordinary Shares;

2.15	all references to dollars or to “US$” are to currency of the United States and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies);

2.16	headings are inserted for reference only and shall be ignored in construing these Articles.

3	For the avoidance of doubt, each other Article herein is subject to the provisions of Schedule A, Article 15, and Article 66 and, subject to the requirements of the Statute, in the event of any conflict, the provisions of Schedule A, Article 15, and Article 66 shall prevail over any other Article herein.

COMMENCEMENT OF BUSINESS

4	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit notwithstanding that any part of the Shares may not have been allotted. The Company shall have perpetual existence until wound up or struck off in accordance with the Statute and these Articles.

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5	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

ISSUE OF SHARES

6	Subject to the Memorandum and any other provision of these Articles (including Schedule A) and the Shareholders Agreement and without prejudice to any rights, preferences and privileges attached to any existing Shares, (a) the Directors may allot, issue, grant options or warrants over or otherwise dispose of any Shares; (b) the Preferred Shares may be allotted and issued from time to time in one or more series; and (c) the series of the Preferred Shares shall be designated prior to their allotment and issue. In the event that any Preferred Shares shall be converted pursuant to Schedule A, the Preferred Shares so converted shall be cancelled. Further, any Preferred Share acquired by the Company by reason of redemption, repurchase, conversion or otherwise shall be cancelled.

7	The Company shall not issue Shares in bearer form.

REGISTER OF MEMBERS

8	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute. The Register of Members shall be the only evidence as to who are the Members entitled to examine the Register of Members or to vote in person or by proxy at any meeting of Members.

FIXING RECORD DATE

9	The Directors may fix in advance a date as the record date for any determination of Members entitled to notice of or to vote at a meeting of the Members, or any adjournment thereof, and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

10	If no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

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CERTIFICATES FOR SHARES

11	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other Person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to any other provision of these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

12	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one Person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

13	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

ORDINARY SHARES

14	Subject to the provisions of the Memorandum and any other provision of these Articles and the Shareholders Agreement, the Preferred Holders and the Ordinary Holders shall vote together on an as-converted basis, on all resolutions submitted to a vote by the Members. Any vote that are made in violation of these Articles and the Shareholders Agreement shall be null and void as against the Company, and shall not be recognized by the Company and the Members.

Subject to the provisions of the Memorandum and any other provision of these Articles and the Shareholders Agreement, each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time by the holder thereof. The right to convert shall be exercisable by the holder of the Class B Ordinary Share delivering a written notice to the Company that such holder elects to convert a specified number of Class B Ordinary Shares into Class A Ordinary Shares. In no event shall the Class A Ordinary Shares or the Preferred Shares be convertible into Class B Ordinary Shares.

Notwithstanding anything to the contrary, upon any transfer of Class B Ordinary Shares by a holder thereof to any Person (other than any Person wholly owned by such holder), such Class B Ordinary Shares shall be automatically and immediately converted into the equal number of Class A Ordinary shares. In addition, if at any time, the Founder and his Affiliates collectively own less than 5% of the total number of Shares in the capital of the Company issued and outstanding, the Class B Ordinary Shares then in issue shall automatically and immediately convert into Class A Ordinary Shares and no Class B Ordinary Shares shall be issued by the Company thereafter. In no event shall Class B Ordinary shares be issued to any Person other than the Founder or any Person wholly owned by the Founder. The Company shall give effect to any conversion of Class B Ordinary Shares pursuant to this Article 14 by (A) a re-designation and reclassification of such Class B Ordinary Shares into Class A Ordinary Shares; (B) a repurchase of the Class B Ordinary Shares being converted and the issue of the appropriate number of Class A Ordinary Shares into which such Class B Ordinary Shares are to be converted (and for this purpose the Directors shall have the authority to effect such repurchase and issue of Shares in such manner as they consider appropriate, including payment out of capital; or (C) such other methods as may be permitted by law from time to time as the Directors think fit. Each Employee Holdco shall grant to the Founder Holdco an Irrevocable Proxy to vote in the Founder Holdco’s sole discretion regarding all matters to be determined by shareholders pursuant to the Shareholders Agreement and the Memorandum and these Articles.

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TRANSFER OF SHARES

15	The Shares are subject to transfer restrictions as set forth in these Articles (including Schedule A) and the Shareholders Agreement. The Company will register transfers of Shares that are made in accordance with these Articles and the Shareholders Agreement and will not register transfers of Shares that are made in violation of these Articles and the Shareholders Agreement. The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and, if the Directors so require, signed by the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

REDEMPTION AND REPURCHASE OF SHARES

16	Subject to the provisions of the Statute, the Shareholders Agreement and any other provision of these Articles (including Schedule A), the Company is permitted to redeem, purchase or otherwise acquire any Shares, so long as such redemption, purchase or acquisition (i) is pursuant to any redemption provisions set forth in these Memorandum and Articles, or (ii) is pursuant to any equity incentive, purchase or participation plans for the benefit of any officers, directors, employees or consultants of any Group Company or for any other reason, each as duly approved according to these Articles and the Shareholders Agreement.

17	Subject to the provisions of the Statute, the Shareholders Agreement and any other provision of these Articles (including Schedule A), the Company may issue Shares that are to be redeemable or are liable to be redeemed at the option of the Member or the Company. Subject to the provisions of the Statute, the Shareholders Agreement and any other provision of these Articles (including Schedule A), the Directors may authorize the redemption or purchase by the Company of its own Shares in such manner and on such terms as they think fit and may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

18	Subject to the additional limitations set forth in the Shareholders Agreement and any other provision of these Articles (including Schedule A), if at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may only be varied with the consent in writing of Members holding more than fifty percent (50%) of the votes entitled to be cast by holders (in person or by proxy) of Shares on a poll at a general meeting of such class affected by the proposed variation of rights or with the sanction of a resolution of such Members holding more than fifty percent (50%) of the votes which could be cast by holders (in person or by proxy) of Shares of such class on a poll at a general meeting but not otherwise.

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19	For the purpose of the preceding Article, all of the provisions of these Articles relating to general meetings shall apply, to the extent applicable, mutatis mutandis, to every such separate meeting except that the necessary quorum shall be one or more Persons holding or representing by proxy more than fifty percent (50%) of the issued Shares of such class and that any Member holding Shares of such class, present in person or by proxy, may demand a poll. For the purpose of the preceding Article.

20	Subject to any other provision of these Articles, the rights conferred upon the holders of Shares or any class of Shares shall not, unless otherwise expressly provided by the terms of issue of such Shares, be deemed to be varied by the mere creation, redesignation, or issue of Shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

21	Subject to the provisions of these Articles (including but not limited to Schedule A) and the Statue, the Company may, with the approval of the Board, so far as the Statute permits, pay a commission to any Person in consideration of his or her subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON-RECOGNITION OF INTERESTS

22	The Company shall not be bound by or compelled to recognise in any way (even when having notice thereof) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

TRANSMISSION OF SHARES

23	If a Member dies, the survivor or survivors where such Member was a joint holder, and his or her legal personal representatives where such Member was a sole holder, shall be the only Persons recognised by the Company as having any title to such Member’s interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share that had been jointly held by such Member.

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24	Any Person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some Person nominated by him or her as the transferee, but the Directors shall, in any case, have the same right to decline or suspend registration as they would have had in the case of a transfer by that Member before his death or bankruptcy or liquidation or dissolution pursuant to Schedule A. If he or she elects to become the holder, he or she shall give written notice to the Company to that effect.

25	If the Person so becoming entitled shall elect to be registered as the holder, such Person shall deliver or send to the Company a notice in writing signed by such Person stating that he or she so elects.

AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION
AND ALTERATION OF CAPITAL

26	Subject to any other provision of the Shareholders Agreement and these Articles (including Schedule A), the Company may by Ordinary Resolution:

A.	increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

B.	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

C.	by subdivision of its existing Shares divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value;

D.	cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any Person; and

E.	perform any action not required to be performed by Special Resolution.

27	Subject to the Statute, the Shareholders Agreement and any other provision of these Articles (including Schedule A), the Company may by Special Resolution:

A.	change its name;

B.	alter, delete or add to these Articles;

C.	alter, delete or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

D.	reduce or increase its share capital and any capital redemption reserve fund.

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REGISTERED OFFICE

28	Subject to the provisions of the Statute, the Company may by resolution of the Board of Directors change the location of its Registered Office.

GENERAL MEETINGS

29	All general meetings other than annual general meetings shall be called extraordinary general meetings.

30	The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings, the report of the Directors (if any) shall be presented.

31	Any Director may call general meetings, and the Board of Directors shall on a Member’s requisition forthwith proceed to convene an extraordinary general meeting of the Company.

32	A Member’s requisition is a requisition of Members holding, on the date of deposit of the requisition, not less than ten percent (10%) of the paid up capital of the Company (on an as-converted basis) as at the date of the deposit carrying the right of voting at general meetings of the Company.

33	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

34	If the Directors do not within twenty (20) days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty (20) days, the requisitionists, or any of them representing more than one- half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the last twenty (20) day period aforementioned.

35	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

36	At least twenty (20) days’ notice shall be given of any general meeting unless such notice is waived either before, at or after such meeting both (i) by the Members (or their proxies) holding a majority of the aggregate voting power of all of the issued and outstanding Ordinary Shares entitled to attend and vote thereat (excluding the Preferred Shares on an as converted basis), and (ii) by the Majority Preferred Holders (or their proxies). Every notice shall be exclusive of the day on which it is given or deemed to be given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner, if any, as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed both (i) by the Members (or their proxies) holding a majority of the aggregate voting power of all of the issued and outstanding Ordinary Shares entitled to attend and vote thereat (excluding the Preferred Shares on an as converted basis), and (ii) by the Majority Preferred Holders (or their proxies).

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37	The officer of the Company who has charge of the Register of Members shall prepare and make, at least two (2) Business Days before every general meeting, a complete list of the Members entitled to vote at the general meeting, arranged in alphabetical order, and showing the address of each Member and the number of Shares registered in the name of each Member. Such list shall be open to examination by any Member for any purpose germane to the meeting, during ordinary business hours, for a period of at least two (2) Business Days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member who is present.

PROCEEDINGS AT GENERAL MEETINGS

38	The holders of a majority of the aggregate voting power of all of the issued and outstanding Ordinary Shares entitled to notice of and to attend and vote at such general meeting (excluding the Preferred Shares on an as converted basis) and the Majority Preferred Holders together present in person or by proxy or if a company or other non-natural Person by its duly authorised representative shall be a quorum. Subject to Article 42, no business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business.

39	A Person may participate at a general meeting by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other. Participation by a Person in a general meeting in this manner is treated as presence in person at that meeting.

40	A resolution in writing (in one or more counterparts) shall be as valid and effective as if the resolution had been passed at a duly convened and held general meeting of the Company if it is signed by all Members entitled to vote at a general meeting of the Company.

41	A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any general meeting, the Members (or their proxies) holding a majority of the aggregate voting power of all of the Shares represented at the meeting may adjourn the meeting from time to time, until a quorum shall be present or represented; provided that, if notice of such meeting has been duly delivered to all Members twenty (20) days prior to the scheduled meeting in accordance with the notice procedures hereunder, and the quorum is not present within three hours from the time appointed for the meeting solely because of the absence of the Majority Preferred Holders, the meeting shall be adjourned to the seventh (7th) following Business Day at the same time and place (or to such other time or such other place as the Directors may determine) with notice delivered to all Members five (5) Business Days prior to the adjourned meeting in accordance with the notice procedures under Articles 103 through 107 and if at the adjourned meeting the quorum is not present within three hours from the time appointed for the meeting solely because of the absence of the Majority Preferred Holders, then the separate requirement that the Majority Preferred Holders be present for a quorum to be established shall not apply to such adjourned meeting for purposes of establishing a quorum. At such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally notified.

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42	The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he or she shall not be present within twenty (20) minutes after the time appointed for the holding of the meeting, or is unwilling or unable to act, the Directors present shall elect one of their number, or shall designate a Member, to be chairman of the meeting.

43	With the consent of a general meeting at which a quorum is present, the chairman may (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned, notice of the adjourned meeting shall be given as in the case of an original meeting.

44	A resolution put to the vote of the meeting shall be decided by poll and not on a show of hands.

45	Subject to the provisions of the Memorandum and any other provisions of these Articles, at all general meetings of the Company: (i) each holder of the Class B Ordinary Shares shall have ten (10) votes in respect of each Class B Ordinary Share held, (ii) each holder of the Class A Ordinary Shares shall have one (1) vote in respect of each Class A Ordinary Share held, and (iii) each holder of the Preferred Shares shall be entitled to exercising the number of votes which such holder would have been entitled to exercise as if all the Preferred Shares held by such holder had been converted into Class A Ordinary Shares immediately before the holding of the general meeting and the passing of relevant written resolutions (as the case may be) at the Applicable Conversion Price then in effect.

46	Except on a poll on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

47	A poll on a question of adjournment shall be taken forthwith.

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48	A poll on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

VOTES OF MEMBERS

49	In the case of joint holders of record, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

50	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his or her committee, receiver, or other Person on such Member’s behalf appointed by that court, and any such committee, receiver, or other Person may vote by proxy.

51	No Person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class or series of Shares unless he or she is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by such Member in respect of Shares have been paid.

52	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

53	Votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting.

54	A Member holding more than one Share need not cast the votes in respect of his or her Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him or her, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he or she is appointed either for or against a resolution and/or abstain from voting.

PROXIES

55	The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his or her attorney duly authorised in writing, or, if the appointor is a corporation, under the hand of an officer or attorney duly authorised for that purpose. A proxy need not be a Member of the Company.

56	The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, no later than the time for holding the meeting or adjourned meeting.

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57	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

58	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting or adjourned meeting at which it is sought to use the proxy.

58A  Notwithstanding any provisions in these Articles to the contrary:

(a)	a Member may from time to time grant to any Person (the “Proxy Holder”) an irrevocable proxy and power of attorney (an “Irrevocable Proxy”) in respect of some or all of the shares held by such Member (the “Relevant Shares”);

(b)	an Irrevocable Proxy shall not require the approval of the Directors as to its form;

(c)	where (i) a Member has granted an Irrevocable Proxy to the Proxy Holder and (ii) the Member has provided a copy of the original document evidencing the Irrevocable Proxy to the Company, only the Proxy Holder (and neither the Member nor any other proxy of such Member) shall be entitled to cast the votes of such Member in respect of the Relevant Shares at any general meeting or class meeting of the Company. For the avoidance of doubt, the vote of any such Member or other proxy in respect of the Relevant Shares in such circumstances shall not be counted, unless (x) the Irrevocable Proxy has been terminated in writing between the Member and the Proxy Holder and (y) the Member has provided a termination notice duly signed by the Member and the Proxy Holder (the “Proxy Termination Notice”) to the Company;

(d)	where (i) a Member has granted an Irrevocable Proxy to the Proxy Holder, and (ii) the Member has provided a copy of the original document evidencing the Irrevocable Proxy to the Company, only the Proxy Holder (and not such Member or any other proxy or attorney of such Member) shall be entitled to sign a resolution in writing of the Members or any section of the Members. For the avoidance of doubt, the signature of any such Member or other proxy or attorney in respect of the Relevant Shares on such resolution in such circumstances shall be void, unless (x) the Irrevocable Proxy has been terminated in writing between the Member and the Proxy Holder and (y) the Member has provided the Proxy Termination Notice to the Company;

(e)	the Member shall notify the Company upon the grant of any Irrevocable Proxy by providing a copy of the original document evidencing the Irrevocable Proxy to the Company, and upon the termination of any such Irrevocable Proxy by providing the Proxy Termination Notice to the Company. The Company may deem the copy of the original document evidencing the Irrevocable Proxy and the Proxy Termination Notice provided by the Member as true and accurate; and

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(f)	in the event of any dispute as to whether the Proxy Holder is holding an Irrevocable Proxy, such matter shall be determined solely by reference to whether the Company has received the notice pursuant to this Article 58A.

CORPORATE MEMBERS

59	Any corporation or other non-natural Person that is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such Person as it thinks fit to act as its representative at any meeting of the Company or any class of Members, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he or she represents as the corporation could exercise if it were an individual Member.

SHARES THAT MAY NOT BE VOTED

60	Shares that are beneficially owned by the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of issued and outstanding Shares (for the avoidance of doubt, assuming that all reserved Preferred Shares pursuant to the Shareholders Agreement and the Memorandum and these Articles for issuance as issued and outstanding) at any given time.

APPOINTMENT OF DIRECTORS

61	The authorized number of Directors on the Board shall be up to seven (7) Directors, with the composition of the Board determined as follows: (a) the Founder Holdco shall have the right to designate, appoint, remove, replace and reappoint four (4) Directors on the Board (each, an “Ordinary Director”, and collectively, the “Ordinary Directors”), (b) XVC shall have the right to designate, appoint, remove, replace and reappoint one (1) Director on the Board (the “XVC Director”), (c) for so long as FOSUN holds no less than five percent (5%) of the Shares on a fully diluted basis, FOSUN shall have the right to designate, appoint, remove, replace and reappoint one (1) Director on the Board (the “FOSUN Director”), and (d) for so long as ROTHSFORTUNE holds no less than five percent (5%) of the Shares on a fully diluted basis, ROTHSFORTUNE shall have the right to designate, appoint, remove, replace and reappoint one (1) Director on the Board (the “ROTHSFORTUNE Director”, collectively with XVC Director and FOSUN Director ， the “Preferred Directors”). FOSUN or ROTHSFORTUNE shall have the right to appoint one (1) observer to the Board of Directors to attend Board meetings of the Company in a non-voting observer capacity, if FOSUN or ROTHSFORTUNE is no longer entitled to appoint a director of the Company pursuant to this Article 61. Coatue shall have the right to appoint one (1) observer to the Board of Directors to attend Board meetings of the Company in a non-voting observer capacity. Consistent with this right, the Company shall provide each observer notice of any such Board meetings, as well as copies of all minutes, consents and other materials provided to Directors, in each case, at the same time and in the same manner as given or provided to such Directors.

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With respect to each election of Directors, each holder of voting securities of the Company shall vote at each meeting of Shareholders, or in lieu of any such meeting shall give such holder’s written consent with respect to, as the case may be, all of such holder’s voting securities of the Company as may be necessary (a) to keep the authorized size of the Board at up to seven (7) Directors, (b) to cause the appointment or re-appointment as members of the Board, and during such period to continue in office, each of the individuals designated pursuant to this Article 61; and (c) against any nominees not designated pursuant to this Article 61.

POWERS OF DIRECTORS

62	Subject to the Statute, the Memorandum, the Shareholders Agreement and any other provision of these Articles (including Schedule A) and to any directions given by Special Resolution, the business of the Company shall be managed by or under the direction of the Directors who may exercise all the powers of the Company; provided, however, that the Company shall not carry out any action inconsistent with any other provision of the Shareholders Agreement or these Articles (including Schedule A). No alteration of the Memorandum or these Articles and no such direction shall invalidate any prior act of the Directors that would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

63	Subject to the Shareholders Agreement and any other provision of these Articles (including Schedule A), all cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine.

64	Subject to the Shareholders Agreement and any other provision of these Articles (including Schedule A), the Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

65	Subject to the Shareholders Agreement and any other provision of these Articles (including Schedule A), the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture shares, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

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VACATION OF OFFICE AND REMOVAL OF DIRECTOR

66	The office of a Director shall be vacated if:

A.	such Director gives notice in writing to the Company that he or she resigns the office of Director; or

B.	such Director dies, becomes bankrupt or makes any arrangement or composition with such Director’s creditors generally;

C.	such Director is found to be or becomes of unsound mind; or

D.	he is removed by the holder(s) of such class or series of Shares that originally appointed him pursuant to Article 61.

67	Any Director who shall have been elected by a specified group of Members or a Member may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the group of Members or the Member (as the case may be) then entitled to elect such Director in accordance with Article 61, given at a special meeting of such Members duly called or by an action by written consent for that purpose. Any vacancy in the Board of Directors caused as a result of such removal or one or more of the events set out in Article 66 of any Director who shall have been elected by a specified group of Members or a Member, may be filled by, and only by, the affirmative vote of the group of Members or the Member (as the case may be) then entitled to elect such Director in accordance with Article 61, given at a special meeting of such Members duly called or by an action by written consent for that purpose, unless otherwise agreed upon among such Members or the Member (as the case may be).

PROCEEDINGS OF DIRECTORS

68	A Director may by a written instrument appoint an alternate who need not be a Director, and an alternate is entitled to attend meetings in the absence of the Director who appointed him and to vote or consent in place of the Director. A Director but not an alternate Director may also be represented at any meetings of the Board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director. At all meetings of the Board of Directors a majority of the number of the Directors in office elected in accordance with Article 61 that includes the Preferred Directors and the Founder shall be necessary and sufficient to constitute a quorum for the transaction of business, and the vote of a majority of the Directors present (in person or in alternate or by proxy) at any meeting at which there is a quorum, shall be the act of the Board of Directors, except as may be otherwise specifically provided by the Statute, the Memorandum or these Articles. If only one Director is elected, such sole Director shall constitute a quorum. If a quorum is not present at any meeting of the Board, the Directors present thereat may adjourn the meeting, until a quorum shall be present, provided that, if notice of the board meeting has been duly delivered to all Directors at least seven (7) Business Days prior to the scheduled meeting, and the quorum is not present within three (3) hours from the time appointed for the meeting solely because of the absence of any Preferred Directors or the Founder, the meeting shall be adjourned to the fifth (5th) following Business Day at the same time and place (or to such other time or such other place as the Directors may determine) with notice duly delivered to all Directors no less than three (3) Business Days prior to the adjourned meeting and, if at the adjourned meeting, the quorum is not present within three (3) hours from the time appointed for the meeting solely because of the absence of any Preferred Directors or the Founder, then the presence of the Preferred Directors or the Founder shall not be required for the quorum of such adjourned meeting, provided that if any Preferred Directors or the Founder is not present at such adjourned meeting, (i) the present Directors shall only discuss the matters as originally notified, and (ii) no Directors’ resolutions shall be passed in such adjourned meeting in respect to anything that requires approval of the absent Preferred Directors or the Founder as provided in these Articles and Shareholders Agreement. Subject to the Shareholders Agreement and any other provision of these Articles (including Schedule A), the Directors may regulate their proceedings as they think fit, provided however that the board meetings shall be held at least once every three (3) months unless the Board otherwise approves and that the written notice of each meeting given to the Directors shall include an agenda of the business to be transacted at the meeting.

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69	A Person may participate in a meeting of the Directors or committee of the Board by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other at the same time. Participation by a Person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.

70	A resolution in writing (in one or more counterparts) signed by all Directors or all members of a committee of the Board (an alternate Director being entitled to sign such a resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of the Board of Directors, as the case may be, duly convened and held, provided that any such resolution is distributed to all the Directors.

71	Meetings of the Board of Directors may be called by any Director on seven (7) Business Days’ notice to each Director in accordance with Articles 103 through 107.

72	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may, subject to Articles 61 and 67, act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

73	The Directors may elect a chairman of their Board and determine the period for which he or she is to hold office; but if no such chairman is elected, or if at any meeting the chairman shall not be present within twenty (20) minutes after the time appointed for holding the same, the Directors present may choose one of their members to be chairman of the meeting.

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74	All acts done by any meeting of the Directors or of a committee of the Board of Directors shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and qualified to be a Director or alternate Director, as the case may be.

DIRECTORS’ INTERESTS

75	Subject to Article 78, a Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his or her office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

76	Subject to Article 78, a Director may act by himself or herself or his or her firm in a professional capacity for the Company and such Director or firm shall be entitled to remuneration for professional services as if such Director were not a Director.

77	Subject to Article 78, a Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as member or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by such Director as a director or officer of, or from his or her interest in, such other company.

78	In addition to any further restrictions set forth in these Articles, no Person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested (each, an “Interested Transaction”) be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such Interested Transaction by reason of such Director holding office or of the fiduciary relation thereby established, and any such Director may vote at a meeting of Directors on any resolution concerning a matter in which that Director has an interest (and if he votes his vote shall be counted) and shall be counted towards a quorum of those present at such meeting, in each case so long as the material facts of the interest of each Director in the agreement or transaction and his interest in or relationship to any other party to the agreement or transaction are disclosed in good faith to and are known by the other Directors. A general notice or disclosure to the Directors or otherwise contained in the minutes of a meeting or a written resolution of the Directors or any committee thereof that a Director is a member of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under this Article.

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MINUTES

79	The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any series of Shares and of the Directors, and of committees of the Board of Directors including the names of the Directors present at each meeting.

DELEGATION OF DIRECTORS’ POWERS

80	Subject to the Shareholders Agreement and any other provision of these Articles (including Schedule A), the Board of Directors may establish any committees and approve the delegation of any of their powers to any committee consisting of one or more Directors. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee.

81	Subject to the Shareholders Agreement and any other provision of these Articles (including Schedule A), the Board of Directors may also delegate to any managing Director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by such Person provided that the appointment of a managing Director shall be revoked forthwith if he or she ceases to be a Director. Any such delegation may be made subject to any conditions the Board of Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered.

82	Subject to the Shareholders Agreement and any other provision of these Articles (including Schedule A), the Directors may by power of attorney or otherwise appoint any company, firm, Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him or her.

83	Subject to the Shareholders Agreement and any other provision of these Articles (including Schedule A), the Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of an officer’s appointment, an officer may be removed by resolution of the Directors or Members.

NO MINIMUM SHAREHOLDING

84	There is no minimum shareholding required to be held by a Director.

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REMUNERATION OF DIRECTORS

85	Subject to the Shareholders Agreement and any other provision of these Articles (including Schedule A), the remuneration to be paid to the Directors, if any, shall be such remuneration as determined by the Board or one of its committees. Subject to any other provision of these Articles (including Schedule A), the Directors shall also be entitled to be paid all reasonable and documented travelling, hotel and other out-of-pocket expenses properly incurred by them in connection with their attendance at meetings of the Board of Directors or committees of the Board of Directors, or general meetings of the Company, or separate meetings of the holders of any series of Shares or debentures of the Company, or otherwise in connection with the business of the Company.

86	The Directors may by resolution of the majority of the Board or one of its committees (in each case, including the consent of the Preferred Directors) approve additional remuneration to any Director for any services other than his or her ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity, shall be in addition to his or her remuneration as a Director.

SEAL

87	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Board of Directors authorised by the Board of Directors. Every instrument to which the Seal has been affixed shall be signed by at least one Person who shall be either a Director or an officer or other Person appointed by the Directors for the purpose.

88	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

89	A Director or an officer, representative or attorney of the Company authorized by the Board of Directors may without further authority of the Directors affix the Seal over his or her signature alone to any document of the Company required to be authenticated by him or her under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

90	Subject to the Statute, the Shareholders Agreement and any other provision of these Articles (including Schedule A), the Directors may declare dividends and distributions on Shares in issue and authorise payment of the dividends or distributions out of the assets of the Company lawfully available therefor. No dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

91	Subject to the Statute, the Shareholders Agreement and any other provision of these Articles (including Schedule A), all dividends and distributions shall be declared and paid according to Section 7 of Schedule A.

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92	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) then payable by such Member to the Company on account of calls or otherwise.

93	Subject to the Statute, the Shareholders Agreement and any other provision of these Articles (including Schedule A), the Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

94	Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such Person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses or other monies payable in respect of the Share held by them as joint holders.

95	No dividend or distribution shall bear interest against the Company, except as expressly provided in these Articles.

96	Any dividend that cannot be paid to a Member and/or that remains unclaimed after six (6) months from the date of declaration of such dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend shall remain as a debt due to the Member. Any dividend that remains unclaimed after a period of six (6) years from the date of declaration of such dividend shall be forfeited and shall revert to the Company.

CAPITALIZATION

97	Subject to the Statute, the Shareholders Agreement and any other provision of these Articles (including Schedule A), the Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend as set forth in Schedule A and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event, the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any Person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

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BOOKS OF ACCOUNT

98	The Directors shall cause proper books of account to be kept at such place as they may from time to time designate with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions. Subject to the Statute, the Shareholders Agreement and any other provision of these Articles (including Schedule A), the Directors shall from time to time determine whether and to what extent and at what times and places, and under what conditions or regulations, the accounts and books of the Company or any of them shall be open to inspection of Members not being Directors and no such Member shall have any right of inspecting any account or book or document of the Company except as conferred by the Statute or authorized by the Directors or the Company in general meeting or in the Shareholders Agreement or in any other written agreement binding on the Company.

99	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

100	Subject to the Statute, the Shareholders Agreement and any other provision of these Articles (including Schedule A), the Directors may appoint an Auditor who shall hold office until removed from office by a resolution of the Directors, and may fix the Auditor’s remuneration.

101	Every Auditor shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

102	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an exempted company and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

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NOTICES

103	Except as otherwise provided in these Articles, notices shall be in writing. Notice may be given by the Company to any Member or Director either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to such Member or Director (as the case may be) or to the address of such Member or Director as shown in the Register of Members or the Register of Directors (as the case may be) (or where the notice is given by electronic mail by sending it to the electronic mail address provided by such Member or Director).

104	Where a notice is delivered by hand to an address provided by the intended recipient, service of the notice shall be deemed to be effected at the time of delivery. Where a notice is sent by courier with next-Business-Day delivery guaranteed, service of the notice shall be deemed to be effected three (3) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the relevant Party, provided that the sender receives a confirmation of delivery from the delivery service provider. Where a notice is sent by fax to a fax number provided by the intended recipient, service of the notice shall be deemed to be effected on the Business Day immediately after the date of transmission, provided that the transmitting device generates a report of successful transmission. Where a notice is given by electronic mail to the electronic mail address provided by the intended recipient, service shall be deemed to be effected on the Business Day immediately after the date of transmission, provided that receipt shall not occur if the sender receives an automated message that the electronic mail has not been delivered to the intended recipient. Where a notice is sent by mail to an address provided by the intended recipient, service of the notice shall be deemed to be effected seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the intended recipient.

105	A notice may be given by the Company to the Person or Persons that the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices that are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the Persons claiming to be so entitled, or at the option of the Company, by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

106	Notice of every general meeting shall be given in any manner hereinbefore authorised to every Person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every Person upon whom the ownership of a Share devolves by reason of his or her being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his or her death or bankruptcy would be entitled to receive notice of the meeting, and no other Person shall be entitled to receive notices of general meetings.

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107	Whenever any notice is required by law or these Articles to be given to any Director, member of a committee or Member, a waiver thereof in writing, signed by the Person or Persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

WINDING UP

108	If the Company shall be wound up, assets available for distribution amongst the Members shall be distributed, in accordance with Schedule A.

109	If the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, subject to the Statute, the Shareholders Agreement and any other provision of these Articles (including Schedule A), divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and, subject to the Statute, the Shareholders Agreement and any other provision of these Articles (including Schedule A), determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

INDEMNITY

110	To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses that they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty and no such Director or officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director or officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other Persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his or her office or trust unless the same shall happen through the fraud or dishonesty of such Director or officer or trustee. Except with respect to proceedings to enforce rights to indemnification pursuant to this Article, the Company shall indemnify any such indemnitee pursuant to this Article in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent provided by, and subject to the requirements of, applicable law, so long as the indemnitee agrees with the Company to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article.

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111	To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall not be personally liable to the Company or its Members for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty respectively.

FINANCIAL YEAR

112	Unless the Directors otherwise prescribe in accordance with Schedule A, the financial year of the Company shall end on the 31st of December in each year and, following the year of incorporation, shall begin on the 1st of January in each year.

TRANSFER BY WAY OF CONTINUATION

113	Subject to the Statute, the Shareholders Agreement and any other provision of these Articles (including Schedule A), if the Company is exempted as defined in the Statute, it shall, with the approval of a Special Resolution and the written consent of the Preferred Holders, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

MERGERS AND CONSOLIDATIONS

114	Subject to other provisions of these Articles (including Schedule A), the Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

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SCHEDULE A

The Preferred Holders and the Ordinary Holders shall, in addition to any other rights conferred on them under the Memorandum and these Articles have the rights set out in this Schedule A, which forms part of these Articles. In the event of any inconsistency between the provisions set out herein and other provisions of the Memorandum and these Articles, the provisions set out herein shall prevail to the extent permitted by applicable laws.

1	Preemptive Right.

(1)	General. The Company shall grant to each Preferred Holder (each, a “Rights Holder”) the preemptive right to purchase all or part of such Rights Holder’s Preemptive Pro Rata Share (as defined in Section 1(2) of Schedule A below) (and any oversubscription, as provided below), of any New Securities (as defined in Section 1(3) of Schedule A below) that the Company may from time to time issue after the Closing Date (the “Preemptive Right”).

(2)	Preemptive Pro Rata Share. A Rights Holder’s “Preemptive Pro Rata Share” for purposes of the Preemptive Rights under this Section 1 of Schedule A is equal to the product obtained by multiplying (x) the aggregate number of the New Securities to be issued by the Company by (y) a fraction, the numerator of which is the number of Class A Ordinary Shares issuable upon conversion of the then Preferred Shares held by such Rights Holder (on a fully-diluted and as-converted basis) immediately prior to the issuance of the New Securities, and the denominator of which is the total number of Class A Ordinary Shares (on a fully- diluted and as-converted basis) then issued and outstanding immediately prior to the issuance of New Securities giving rise to the Preemptive Rights. Each Rights Holder may apportion, at its sole discretion, its pro rata shares among its Affiliates in any proportion.

(3)	New Securities. For purposes hereof, “New Securities” shall mean any Equity Securities of the Company issued after the Closing Date, except for:

(i)	any Equity Securities of the Company issued pursuant to any equity incentive, purchase or participation plans for the benefit of any officers, directors, employees or consultants of any Group Company, each as duly approved according to the Shareholders Agreement and the Memorandum and these Articles;

(ii)	any Equity Securities of the Company issued pursuant to the Qualified IPO or any IPO as duly approved under the Shareholders Agreement and the Memorandum and these Articles;

(iii)	any Equity Securities of the Company issued in connection with any share subdivision, share dividend, reclassification or other similar event in accordance with the Shareholders Agreement and these Articles in which all Rights Holders are entitled to participate on a pro rata basis;

(iv)	any Equity Securities of the Company issued pursuant to the Purchase Agreement and/or in connection with the Restructuring;

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(v)	any Class A Ordinary Shares issued upon the conversion of the Class B Ordinary Shares;

(vi)	any Class A Ordinary Shares issued upon the conversion of the Preferred Shares;

(vii)	any Equity Securities of the Company issued pursuant to Section 2E of Schedule A; and

(viii)	any Equity Securities of the Company issued pursuant to the acquisition of another corporation or entity by the Company, whether by consolidation, merger, purchase of assets, sale or exchange of shares, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity, in any case, duly approved according to the Shareholders Agreement and the Memorandum and these Articles.

(4)	Procedures.

(i)	First Participation Notice. In the event that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to each Rights Holder a written notice of its intention to issue New Securities (the “First Participation Notice” ) ten (10) Business Days prior to the issuance (or a shorter period approved by such Rights Holder), describing the amount and type of New Securities, the price and the general terms and conditions upon which the Company proposes to issue such New Securities and the identity of each prospective subscriber of such New Securities. Each Rights Holder shall have ten (10) Business Days from the date of receipt of any such First Participation Notice (the “First Participation Period”) to agree in writing to purchase up to such Rights Holder’s Preemptive Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Rights Holder’s Preemptive Pro Rata Share). If any Rights Holder fails to so agree in writing within the First Participation Period, then such Rights Holder shall forfeit the right hereunder to purchase its Preemptive Pro Rata Share of such New Securities, but shall not be deemed to forfeit any right with respect to any other issuance of New Securities.

(ii)	Second Participation Notice; Oversubscription. If any Rights Holder fails or declines to exercise its Preemptive Rights in full in accordance with Section 1(4)(i) of Schedule A above, the Company shall promptly give notice (the “Second Participation Notice”) to the participating Rights Holders who exercised in full their Preemptive Rights (the “Oversubscription Participants”) in accordance with Section 1(4)(i) of Schedule A above to inform them of the aggregate number of unpurchased New Securities (the “Oversubscription New Securities”) that are available for oversubscription. Each Oversubscription Participant shall have ten (10) Business Days from the receipt date of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase all or a portion of the Oversubscription New Securities, stating the number of the additional New Securities it proposes to buy (the “Additional Number”). If, as a result thereof, such oversubscription exceeds the total number of the Oversubscription New Securities, then the Oversubscription New Securities shall be allocated among Oversubscription Participants by allocating to each Oversubscription Participants the lesser of (x) the Additional Number and (y) the product obtained by multiplying (i) the number of aggregate Oversubscription New Securities by (ii) a fraction, the numerator of which is the number of Class A Ordinary Shares issuable upon conversion of the then Preferred Shares held by such Oversubscription Participant (on an as-converted basis) and the denominator of which is the total number of Class A Ordinary Shares issuable upon conversion of the then Preferred Shares held by all the Oversubscription Participants (on an as-converted basis).

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(5)	Failure to Exercise. Upon the expiration of the Second Participation Period, or the First Participation Period in the event no Rights Holder exercises the Preemptive Rights within the First Participation Period, the Company shall have one hundred and twenty (120) days thereafter to complete the issuance and sale of the New Securities described in the First Participation Notice with respect to which the Preemptive Rights hereunder were not fully exercised at the same or higher price and upon non-price terms not more favorable to the purchasers thereof than specified in the First Participation Notice. The purchaser shall execute and deliver a deed of accession in substantially the form attached as Exhibit B-1 of the Shareholders Agreement to join in and be bound by the terms of the Shareholders Agreement and be bound by the terms of the Memorandum and these Articles (if not already a Party). In the event that the Company has not issued and sold such New Securities within such one hundred and twenty (120) days period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Rights Holders pursuant to this Section 1 of Schedule A.

2	Transfer of Shares

2A Restriction on Transfers.

(1)	Founder Parties. Except as otherwise provided under the Shareholders Agreement or these Articles, or approved by Majority Preferred Holders, none of the Founder Parties, may Transfer, or directly or indirectly create any Liens upon, all or any part of any interest in any Equity Securities of the Company now or hereinafter owned or held by any Ordinary Holder prior to a Qualified IPO or any IPO that has been duly approved by the Shareholders Agreement and these Articles.

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(2)	Preferred Holder. Each of the Preferred Holders may freely Transfer any Equity Securities of the Company now or hereafter owned or held by them, directly or indirectly, without limitation (including any consent right of any Shareholder or director, right of first refusal, co-sale right or other similar rights of any Shareholder or any other limitation); provided that (i) such Transfer is effected in compliance with all applicable laws; (ii) the transferee shall not be a Competitor of the Company; and (iii) to the extent necessary, the transferee shall execute and deliver such documents and take such other actions as may be necessary for the transferee to join in and be bound by the terms of these Articles as a “Preferred Holder” (if not already a Party hereto) upon and after such Transfer. The Company will update its register of members upon the consummation of any such permitted Transfer, and if applicable, arrange to prepare new share certificate(s) for the transferee with respect to such Equity Securities. For the avoidance of doubt, upon the consummation of the Qualified IPO or any IPO that has been duly approved by the Shareholders Agreement and these Articles, any Preferred Holders may freely Transfer any Equity Securities of the Company now or hereafter owned or held by it (or any rights attached thereto) provided that it complies with the applicable rules of the qualified Stock Exchange where the Company is listed, and the foregoing transfer restrictions as set forth in this Article 2A(2) will no longer apply.

(3)	Prohibited Transfers Void. Any Transfer of or creation of Liens upon any Equity Securities of the Company not made in compliance with the Memorandum and these Articles shall be null and void as against the Company, shall not be recorded in the register of members of the Company and shall not be recognized by the Company or any other Party. For the avoidance of doubt, the proposed transferees of such Equity Securities not transferred in compliance with the Memorandum and these Articles shall not be entitled to, directly or indirectly, any right as a Shareholder.

(4)	No Indirect Transfers. Each Party agrees not to circumvent or otherwise avoid the transfer or any other restrictions or intent thereof set forth in the Memorandum and these Articles applicable to it, whether by holding the Equity Securities of the Company indirectly through another Person (including a holding company) or by causing or effecting, directly or indirectly, the Transfer or issuance of any Equity Securities by any such Person (including a holding company), or otherwise.

(5)	Cumulative Restrictions. For purposes of clarity, the restrictions on Transfer set forth in the Memorandum and these Articles on a Party are cumulative with, and in addition to, the restrictions set forth in each other agreement imposing restrictions on Transfer by such Person of Equity Securities of the Company, including the Shareholders Agreement, and not in lieu thereof.

(6)	Legend. Each existing or replacement certificate for Equity Securities of the Company now owned or hereinafter acquired by any Ordinary Holder and their permitted transferees shall bear the following legend:

“THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THESE SECURITIES IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN SHAREHOLDERS AGREEMENT AND THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY (AS AMENDED FROM TIME TO TIME) BY AND BETWEEN THE SHAREHOLDERS, THE COMPANY AND CERTAIN OTHER PARTIES THERETO.”

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The Company may annotate its register of members with an appropriate, corresponding legend. At such time as the related Equity Securities of the Company are no longer subject to the Shareholders Agreement and the Memorandum and these Articles, the Company shall, at the request of the holder of such Equity Securities, issue replacement certificates for such Equity Securities without such legend.

In order to ensure compliance with the terms of the Memorandum and these Articles, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and, if the Company acts as transfer agent for its own securities, it may make appropriate notations to the same effect in its own records.

2B Right of First Refusal of the Preferred Holders.

(1)	Ordinary Transfer Notice. To the extent the applicable consent of the Majority Preferred Holders is required and is given pursuant to Section 2A of Schedule A, if any Ordinary Holder (an “Ordinary Transferor”) proposes to Transfer any Equity Securities of the Company (the “Offered Ordinary Shares”) to any Person, then the Ordinary Transferor shall give all the Preferred Holders and the Company, a written notice of the Ordinary Transferor’s intention to make the Transfer (the “Ordinary Transfer Notice”), which shall include (i) a description of the Offered Ordinary Shares, (ii) the identities of the prospective transferee, and (iii) the consideration in cash and the material terms and conditions regarding the proposed Transfer. The Ordinary Transfer Notice shall certify that the Ordinary Transferor has received a definitive offer from the prospective transferee and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Ordinary Transfer Notice. The Ordinary Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(2)	Option of Preferred Holders.

(i)	Each Preferred Holder shall have an option for a period of ten (10) Business Days following receipt of the Ordinary Transfer Notice (the “Preferred Holder Option Period”) to elect to purchase all or any portion of its respective ROFR Pro Rata Share (as defined in Section 2B(2)(ii) of Schedule A below) of the Offered Ordinary Shares at the price and subject to the terms and conditions as described in the Ordinary Transfer Notice, by notifying the Ordinary Transferor in writing before expiration of the Preferred Holder Option Period as to the number of such Offered Ordinary Shares that it wishes to purchase (the “Right of First Refusal”).

(ii)	For the purposes of this Section 2B(2) of Schedule A, an Preferred Holder’s “ROFR Pro Rata Share” of the Offered Ordinary Shares shall be equal to (a) the total number of such Offered Ordinary Shares, multiplied by (b) a fraction, the numerator of which shall be the aggregate number of Class A Ordinary Shares held by such Preferred Holder (including Class A Ordinary Shares issuable upon conversion of the then Preferred Shares held by such Preferred Holder(on an as-converted basis)) on the date of the Ordinary Transfer Notice and the denominator of which shall be the total number of Class A Ordinary Shares held by all Preferred Holders (including Class A Ordinary Shares issuable upon conversion of the then Preferred Shares held by all Preferred Holders (on an as-converted basis)) on such date.

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(iii)	Each Preferred Holder shall be entitled to apportion the Offered Ordinary Shares to be purchased pursuant to this Section 2B of Schedule A among its Affiliates, provided that (a) such Preferred Holder notifies the Ordinary Transferor in writing, (b) such Affiliate shall execute and deliver a deed of accession in substantially the form attached as Exhibit B-1 of the Shareholders Agreement to join in and be bound by the terms of the Shareholders Agreement and be bound by the terms of the Memorandum and these Articles as a “Preferred Holder” or “Investor” (if not already a Party hereto) upon and after such Transfer; and (c) such Affiliate shall not be a Competitor.

(3)	Procedure. If any Preferred Holder gives the Ordinary Transferor a notice that it desires to purchase the Offered Ordinary Shares, then payment for the Offered Ordinary Shares to be purchased shall be made by check (if agreeable to the Ordinary Transferor), or by wire transfer in immediately available funds of the appropriate currency, simultaneously with the delivery of duly executed instruments of transfer, board resolutions of the Company approving the Transfer and, if applicable, the share certificates with respect to such Offered Ordinary Shares to be purchased for surrender and cancellation, at a place agreed to by the Ordinary Transferor, and all the Preferred Holders that have exercised their Right of First Refusal pursuant to Section 2B(2) of Schedule A (the “Purchasing Preferred Holders”) and at the time of the scheduled closing therefor, but if they cannot agree, then at the principal executive offices of the Company on the sixtieth (60th) day after the Company’s receipt of the Ordinary Transfer Notice, unless such notice contemplated a later closing date with the prospective transferee. The Company shall update its register of members to effect the consummation of any such Transfer and, if applicable, arrange to prepare new share certificate(s) for the Purchasing Preferred Holder with respect to such Offered Ordinary Shares.

2C Right of Co-Sale.

(1)	To the extent the Preferred Holders do not exercise their respective Right of First Refusal as to all the Offered Ordinary Shares proposed to be sold by the Ordinary Transferor to the transferee identified in the Ordinary Transfer Notice, each such Preferred Holder not exercising its Right of First Refusal pursuant to Section 2B of Schedule A shall have the right to participate in such sale to the transferee identified in the Ordinary Transfer Notice of the remaining Offered Ordinary Shares not purchased pursuant to Section 2B of Schedule A, on the terms and conditions as specified in the Ordinary Transfer Notice (but in no event less favorable than the terms and conditions offered to the Ordinary Transferor (and for the same consideration on an as-converted basis) by notifying the Ordinary Transferor in writing within ten (10) Business Days following the receipt of the Ordinary Transfer Notice (each such electing Preferred Holder, also a “Selling Shareholder”). Such Selling Shareholder’s notice to the Ordinary Transferor shall indicate the number of Equity Securities the Selling Shareholder wishes to sell under its right to participate. To the extent one or more Preferred Holders exercise such right of participation in accordance with the terms and conditions set forth below, the number of Offered Ordinary Shares that the Ordinary Transferor may sell in the Transfer to the prospective transferee identified in the Ordinary Transfer Notice shall be correspondingly reduced (the “Right of Co- Sale”).

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(2)	The total number of Equity Securities that each Selling Shareholder may elect to sell shall be up to the product of (i) the aggregate number of the remaining Offered Ordinary Shares being transferred to the prospective transferee identified in the Ordinary Transfer Notice after giving effect to the exercise of all Right of First Refusal pursuant to Section 2B of Schedule A hereof, multiplied by (ii) a fraction, the numerator of which is the number of Class A Ordinary Shares held by such Selling Shareholder (including Class A Ordinary Shares issuable upon conversion of the then Preferred Shares held by such Selling Shareholder (on an as-converted basis)) on the date of the Ordinary Transfer Notice and the denominator of which is the total number of Class A Ordinary Shares held by the Ordinary Transferor and all Selling Shareholders (including Class A Ordinary Shares issuable upon conversion of the then Preferred Shares held by all Selling Shareholders (on an as-converted basis)) on the date of the Ordinary Transfer Notice.

(3)	Each Selling Shareholder shall effect its participation in the sale by promptly delivering to the Ordinary Transferor, before the applicable closing, a signed instrument of transfer properly endorsed for transfer to the prospective purchaser, and one or more certificates which represent the type and number of Equity Securities which such Selling Shareholder elects to sell for surrender and cancellation; provided that if the prospective purchaser objects to the delivery of Ordinary Share Equivalents in lieu of Class A Ordinary Shares, such Selling Shareholder shall only transfer Class A Ordinary Shares (and therefore shall convert any such Ordinary Share Equivalents into Class A Ordinary Shares), and the Company shall effect any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.

(4)	The share certificate or certificates that a Selling Shareholder delivers to the Ordinary Transferor pursuant to this Section 2C of Schedule A shall be transferred by the Ordinary Transferor to the Company for surrender and cancellation and the Ordinary Transferor shall deliver to the prospective purchaser any required transfer instruments, board resolutions of the Company or other documentation in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Ordinary Transfer Notice, and the Ordinary Transferor shall concurrently therewith remit to such Selling Shareholder that portion of the sale proceeds to which the Selling Shareholder is entitled by reason of its participation in such sale. The Company shall update its register of members to effect the consummation of any such Transfer and, if applicable, arrange to prepare new share certificates or certificates for the transferee with respect to such Equity Securities.

(5)	To the extent that any prospective purchaser prohibits the participation by a Selling Shareholder exercising its Right of Co-Sale hereunder in a proposed Transfer or otherwise refuses to purchase Equity Securities from a Selling Shareholder exercising its Right of Co-Sale hereunder, the Ordinary Transferor shall not sell to such prospective purchaser any Equity Securities unless and until, simultaneously with such sale, the Ordinary Transferor shall purchase from such Selling Shareholder such Equity Securities that such Selling Shareholder would otherwise be entitled to sell to the prospective purchaser pursuant to its Right of Co-Sale for the same consideration and on the same terms and conditions as the proposed transfer described in the Ordinary Transfer Notice.

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(6)	The terms and conditions of any sale pursuant to this Section 2C of Schedule A will be contained in, and governed by, a written purchase and sale agreement with customary terms and provisions for such a transaction. Notwithstanding the foregoing, (i) each Selling Shareholder shall not be required to give any representations, warranties or indemnities with respect to such proposed Transfer or with respect to the Group Companies, except for such warranty as to the ownership and title of such Selling Shareholder’s Equity Securities co-sold in such proposed Transfer, and shall not be obligated to pay any amount with respect to any liabilities arising from the representations and warranties severally made by it in excess of the total amount of consideration received by such Selling Shareholder in such Transfer; and (ii) each Selling Shareholder shall not be obligated to be subject to any non-competition, non-solicitation, investment restriction or other restrictive covenants of a similar nature as a condition to the proposed Transfer.

2D Non-Exercise of Right of First Refusal and Right of Co-Sale.

(1)	If the Preferred Holders do not elect to purchase all of the Offered Ordinary Shares in accordance with Section 2B of Schedule A, then, subject to the right of the Preferred Holders to exercise their rights to participate in the sale of Offered Ordinary Shares within the time periods specified in Section 2C of Schedule A, the Ordinary Transferor shall have a period of one hundred and twenty (120) days from the expiration of the Preferred Holder Option Period in which to sell the remaining Offered Ordinary Shares that have not been taken up under Section 2B of Schedule A and after further deducting the number of Equity Securities elected to be sold by Selling Shareholders pursuant to Section 2C of Schedule A, to the transferee identified in the Ordinary Transfer Notice upon terms and conditions (including the purchase price) no more favorable to the purchaser than those specified in the Ordinary Transfer Notice (subject to Section 2C(5) of Schedule A), so long as any such sale is effected in accordance with all applicable laws. The Parties agree that each such transferee shall execute and deliver a deed of accession in substantially the form attached as Exhibit B of the Shareholders Agreement to join in and be bound by the terms of the Shareholders Agreement and be bound by the terms of the Memorandum and these Articles as the “Founder Party” (if not already a Party hereto) upon and after such Transfer.

(2)	In the event the Ordinary Transferor does not consummate the sale of such Offered Ordinary Shares to the transferee identified in the Ordinary Transfer Notice within such one hundred and twenty (120) day period, the rights of the Preferred Holders under Section 2B and Section 2C of Schedule A, respectively, shall be re-invoked and shall be applicable to each subsequent disposition of such Offered Ordinary Shares by the Ordinary Transferor until such rights lapse in accordance with the terms of the Memorandum and these Articles.

(3)	The exercise or non-exercise of the rights of the Preferred Holders under Section 2B and Section 2C of Schedule A to purchase Equity Securities from an Ordinary Transferor or participate in the sale of Equity Securities by an Ordinary Transferor (as the case may be) shall not adversely affect their rights to make subsequent purchases from the Ordinary Transferor of Equity Securities or subsequently participate in sales of Equity Securities by the Ordinary Transferor hereunder.

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2E Exempt Transfers.

(1)	Subject to the requirements of applicable laws, the restrictions under Section 2A of Schedule A and the Right of First Refusal and Right of Co-Sale under Section 2B and Section 2C of Schedule A shall not apply to (a) any sale of Equity Securities of the Company to the public in a Qualified IPO or any IPO that has been duly approved in accordance with the Shareholders Agreement and the Memorandum and these Articles; (b) any Transfer of Class A Ordinary Shares to the Company from any employee or consultant of any Group Company at the price and terms set out in the ESOP already approved by the Board pursuant to the Memorandum and these Articles and the Shareholders Agreement; and (c) Transfer of any Equity Securities of the Company now or hereinafter directly or indirectly held by the Founder Parties which in aggregate represents no more than 7,441,601 Class B Ordinary Shares to any third party and taking into account all of the Equity Securities of the Company Transferred by the Founder or his Founder Holdco, through one or a series of transactions; provided that such Transfer is effected in compliance with all applicable laws and that the transferee is not a Competitor. The purchaser shall execute and deliver a deed of accession in substantially the form attached as Exhibit B-1 of the Shareholders Agreement to join in and be bound by the terms of the Shareholders Agreement and be bound by the terms of the Memorandum and these Articles (if not already a Party).

(2)	Notwithstanding anything to the contrary in the Shareholders Agreement or the Memorandum or these Articles, but subject to Section 5(5)(v)(b) of Schedule A, with regard to the next round of bona fide preferred equity financing of the Company immediately following the transaction contemplated in the Purchase Agreement, the Founder shall have the right, in his sole discretion, (i) to increase the authorized or issued share capital of the Company or to create, authorize, issue or sell any Equity Securities of the Company, (ii) to select and designate one or more lead investors, and (iii) to determine the number of Equity Securities to be issued and the allocation among the investors participating in such preferred equity financing. Each holder of voting securities of the Company hereby undertakes to take all measures necessary to effect the foregoing, including but not limited to voting (and procure the Director appointed by such holder of voting securities of the Company to vote) in support of the foregoing, and signing (and procure the Director appointed by such holder of voting securities of the Company to sign) all documents with regard to the foregoing. For the avoidance of doubt, the Preemptive Right under Section 1 of Schedule A and Protective Provisions under Section 3(1)(i)-(ii) of Schedule A shall not apply to the next round of bona fide preferred equity financing of the Company in the foregoing sentence.

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3	Protective Provisions.

(1)	Matters Requiring Approval of the Majority Holders. In addition to any other limitations as may be provided in the Shareholders Agreement, the Memorandum and these Articles and any applicable law, none of the Group Companies shall take, and the Company and the Founder Parties shall ensure that no Group Company or director, committee, committee member, officer, employee, agent or representative of such Group Company may take, any of the following actions (or otherwise have any act or omission that may have the effect of any such actions, and whether in a single transaction or a series of related transactions) with respect to such Group Company without the prior written approval of the Majority Holders (including the affirmative vote of at least one Preferred Holder):

(i)	except for the Qualified IPO or any IPO that has been duly approved by the Shareholders Agreement and these Articles, any action that increases, reduces or cancels the authorized or issued share capital of any Group Company or any other action that has the effect of diluting or reducing the effective shareholding of any Preferred Holder in any Group Company, other than the repurchase or redemption of the Shares held by the Preferred Holders pursuant to Section 6 of Schedule A;

(ii)	except for the Qualified IPO or any IPO that has been duly approved by the Shareholders Agreement and these Articles and certain exceptions of the issuance of any New Securities set forth in Section 1(3) (i)-(viii) of Schedule A, any action that creates, authorizes, issues or sells (a) any class or series of Equity Securities having rights, preferences, privileges or powers superior to or on a parity with any Preferred Shares, whether as to liquidation, conversion, dividend, voting, redemption, or otherwise, or any Equity Securities convertible into, exchangeable for, or exercisable into any Equity Securities having rights, preferences, privileges or powers superior to or on a parity with any Preferred Shares, whether as to liquidation, conversion, dividend, voting, redemption or otherwise, (b) any additional Preferred Shares, (c) any other Equity Securities of the Company;

(iii)	any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of any series or class of Preferred Shares;

(iv)	any repurchase, redemption or retirements of any Equity Security of any Group Company other than (a) the repurchase or redemption of the Shares held by the Preferred Holders pursuant to the Purchase Agreement, the Shareholders Agreement and the Memorandum and these Articles and (b) the repurchase or redemption of the Shares held by an employee or consultant of any Group Company at the price and terms set out in the ESOP duly approved by the Board pursuant to the Shareholders Agreement and the Memorandum and these Articles;

(v)	any Deemed Liquidation Event;

(vi)	any approval of any proceeding seeking (x) to adjudicate it as bankrupt or insolvent, (y) liquidation, winding up, dissolution, reorganization, or arrangement of any of the Group Companies under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or (z) the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property;

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(vii)	any amendment or modification to the Memorandum or these Articles and Charter Documents of (A) the Company, (B) the Domestic Company, or (C) any other Group Company whose annual revenues account for more than 5% of the total revenue of all Group Companies in the previous fiscal year;

(viii)	any IPO that is not a Qualified IPO;

(ix)	any profit distribution plan or loss recovery plan, or any declaration or payment of a dividend or other distributions (including cash, security, property or other assets) on any shares of any Group Company other than the distribution to existing shareholders as of January 31, 2021 regarding retained profits as of January 31, 2021;

(x)	adoption or amendment of any annual budget, final account, business policy, or investment plan;

(xi)	any change of the size, composition, method of election, term of office, decision-making matters, or remuneration of any Director of the Board of the Company other than changes pursuant to and in compliance with the Shareholders Agreement and the Memorandum and these Articles;

(xii)	any transaction (including but not limited to the termination, extension, continuation after expiry, renewal, amendment, variation or waiver of any term under agreement with respect to any transaction or series of transactions) with any Related Party or any shareholder, director, senior management or employees of the Affiliate of any Group Companies (together with the Related Party, the “Related Entities”) in excess of RMB10,000,000, other than any transaction between or among the Group Companies or any transaction incurred in the ordinary course of business of the Company consistent with past practice; or any approval, adjustment or amendment of any term of related party agreements involving the Group Companies in excess of RMB10,000,000, including, but not limited to, providing, directly or indirectly, any loan or advance to any Related Entity, or any guarantee, indemnity or assurance to the liabilities of any Related Entity (except for the payment of salary, subsidy or bonus awards normally paid to directors, senior management and employees of the Group Companies in accordance with the standard determined prior to the date of the Memorandum and these Articles);

(xiii)	the cessation of Business; the engagement by the Group Companies taken as a whole in a new type of business materially or substantially different from the Business or any material or substantial change to the strategic direction or business operation of the Group Companies;

(xiv)	any other action which may have material adverse effect against the Preferred Holders’ rights, preferences, privileges or interests; or

(xv)	any action by a Group Company to authorize, approve any of the above actions.

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(2)	Matters Requiring Approval of Directors (including the affirmative vote of the Founder and at least one Preferred Director). Notwithstanding anything to the contrary in the Shareholders Agreement, the Memorandum and these Articles and in addition to such other limitations as may be provided in the Memorandum and these Articles and any applicable law, none of the Group Companies shall take, and the Company and the Founder Parties shall ensure that no Group Company may take, any of the following actions (or otherwise have any act or omission that may have the effect of any such actions, and whether in a single transaction or a series of related transactions) with respect to such Group Company without the affirmative vote of more than a half (1/2) of the Directors (including the affirmative vote of the Founder and at least one Preferred Director):

(i)	any adoption or amendment of the ESOP or grant of options under the ESOP, any adoption, amendment, implementation or termination of any other equity incentive, purchase or participation plan for the benefit of any employees, officers, directors, contractors, advisors or consultants of any of the Group Companies;

(ii)	other than those incurred in the ordinary course of business of the Company consistent with past practice, any license or transfer of any Intellectual Property of the Company;

(iii)	any following transactions (whether in a single transaction or a series of related transactions):

A.	any purchase, sale, or transfer of assets or business in excess of RMB30,000,000 or Equity Securities of any Group Company in excess of RMB30,000,000 unless otherwise permitted under the Transaction Documents;

B.	other than those incurred in the ordinary course of business of the Company consistent with past practice, any security for the Founder, Shareholders, member of key management team, employee and their respective Related Parties, or loans to the aforementioned parties in excess of RMB1,000,000 individually or RMB5,000,000 in aggregate in twelve (12) consecutive months;

C.	any loan or security to any third party (other than parties set forth in Section 3(2)(iii)B of Schedule A) in excess of RMB5,000,000 individually or RMB20,000,000 in aggregate;

D.	other than those incurred in the ordinary course of business of the Company consistent with past practice, incurrence of any debt or other financial obligations in excess of RMB5,000,000;

E.	any equity investment in any entity (other than a Group Company) involving an amount in excess of RMB15,000,000 individually, or any disposal of the equity investment of any Group Company;

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F.	other than those incurred in the ordinary course of business of the Company consistent with past practice, any transactions in excess of RMB5,000,000 in aggregate in twelve (12) consecutive months.

(iv)	the incurrence of any Lien on any part of the assets (including any Intellectual Property assets) of any Group Company (except among Group Companies);

(v)	appointment and change of Chief Executive Officer (CEO) of the Company;

(vi)	appointment and change of auditors of the Company and any material change in the accounting policies of any Group Company;

(vii)	approval of any increase of the compensations to employee whose aggregate annual compensations exceed RMB1,000,000 (for the avoidance of doubt, the aforementioned “compensations” shall exclude commission, bonus, and equity interest);

(viii)	any initial digital currency issuance or similar transaction in relation to any Group Company, any Founder Party, or the assets, Business, Intellectual Property, technology, investor information of any Group Company;

(ix)	any settlement of any material litigation or arbitration in excess of RMB10,000,000 involving any Group Company; or

(x)	any action by a Group Company to authorize or approve any of the above actions.

(3)	Where any Special Resolution is proposed or voted upon to approve or authorize any of the matters set forth in Section 3(1) of Schedule A, and such matter has not received the consent from the Majority Holders in accordance with Section 3(1) of Schedule A, then the Shares held by the holders who voted against such Special Resolution shall, in respect of such Special Resolution, have in aggregate the number of votes which is equal to (a) the aggregate number of votes of all Shareholders who vote for the resolution, plus (b) one.

4	Liquidation Rights.

(1)	Liquidation Preferences. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, all assets and funds of the Group Companies legally available for distribution to the Preferred Holders (after satisfaction of all creditors’ claims and claims that may be preferred by law) shall be distributed to such Preferred Holders as follows:

The Preferred Holders shall be entitled to receive for each Preferred Share, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to any holder of the Ordinary Shares, the higher of (i) an amount equal to 100% of the Applicable Issue Price, plus the dividends that have been declared but not yet been paid up; and (ii) such amount per share as would have been payable in respect of the Ordinary Shares into which such Preferred Share is convertible had all Preferred Shares been converted into Ordinary Shares immediately prior to the liquidation, dissolution, winding up or Deemed Liquidation Event (with respect to each such holder, its “Preference Amount”). If the assets and funds thus distributed among the Preferred Holders shall be insufficient to permit the payment to such holders of the full Preference Amount for all Preferred Shares, then the entire assets and funds of the Group Companies legally available for distribution shall be distributed ratably among the Preferred Holders in proportion to the aggregate amount of the Preference Amount each such holder is otherwise entitled to receive pursuant to this Section 4(1) of Schedule A. If there are any assets or funds remaining after full payment of the Preference Amount, the remaining assets and funds of the Company available for distribution to the Members shall be distributed ratably among the Members other than the Preferred Holders according to the relative number of Ordinary Shares held by such Member.

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(2)	Deemed Liquidation. A Deemed Liquidation Event shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of Section 4(1) of Schedule A, and any proceeds, whether in cash or properties and whether obtained by the Company or any Shareholder, resulting from a Deemed Liquidation Event shall be distributed in accordance with the terms of Section 4(1) of Schedule A.

(3)	Valuation of Properties. If, after having obtained the prior written approval of the Majority Preferred Holders, the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company pursuant to Section 4(1) of Schedule A. or pursuant to a Deemed Liquidation Event of the Company pursuant to Section 4(2) of Schedule A, the value of the assets to be distributed to the Shareholders shall be determined in good faith by the Board; provided that any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(i)	If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending three (3) Business Days prior to the distribution;

(ii)	If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(iii)	If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board; provided further that the method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the Board (which shall include the approval of all of the Preferred Directors).

Notwithstanding the foregoing, the Majority Preferred Holders shall have the right to challenge any determination by the Board of value pursuant to this Section 4(3), in which case the determination of value shall be made by an independent appraiser selected jointly by the Board and the Majority Preferred Holders, with the cost of such appraisal to be borne by the Company.

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(4)	Notices. In the event that the Company shall propose at any time to consummate a liquidation, dissolution or winding up of the Company or a Deemed Liquidation Event, then, in connection with each such event, subject to any necessary approval required in the Statute and these Articles (including Section 4 of Schedule A), the Company shall send to the Preferred Holders at least twenty (20) Business Days prior written notice of the date when the same shall take place; provided, however, that the foregoing notice periods may be shortened or waived with the vote or written consent of the Majority Preferred Holders.

(5)	Enforcement. In the event the requirements of this Section 4 of Schedule A are not complied with, the Company shall forthwith either (i) cause the closing of the applicable transaction to be postponed until such time as the requirements of this Section 4 of Schedule A have been complied with, or (ii) cancel such transaction.

5	Conversion Rights

The holder of Class B Ordinary Shares shall have the rights with respect to the conversion of Class B Ordinary Shares into Class A Ordinary Shares pursuant to Article 14. The holders of the Preferred Shares shall have the rights described below with respect to the conversion of the Preferred Shares into Class A Ordinary Shares:

(1)	Conversion Ratio. The number of Class A Ordinary Shares to which a holder of Preferred Shares shall be entitled upon conversion of each such Preferred Share shall be the quotient of the Applicable Issue Price divided by the then effective Applicable Conversion Price. The “Applicable Conversion Price” of a certain series of Preferred Share shall initially be the Applicable Issue Price (as the case may be) (as appropriately adjusted for share subdivisions, share dividends, consolidations, recapitalizations and similar events with respect to such series of Preferred Shares), resulting in an initial conversion ratio for such series of Preferred Shares (as the case may be) of 1:1, and shall be subject to adjustment and readjustment from time to time as hereinafter provided.

(2)	Optional Conversion. Subject to the Statute, the Shareholders Agreement and any other provision of these Articles, any Preferred Share may, at the option of the holder thereof, be converted at any time and from time to time after the Applicable Issue Date, without the payment of any additional consideration, into fully-paid and non-assessable Class A Ordinary Shares that are duly and validly issued, free of all Liens (except for any restrictions under applicable laws and under these Articles and the Shareholders Agreement) based on the then-effective Applicable Conversion Price.

(3)	Automatic Conversion. Each Preferred Share shall automatically be converted, based on the then-effective Applicable Conversion Price, without the payment of any additional consideration, into fully-paid and non-assessable Class A Ordinary Shares that are duly and validly issued, free of all Liens (except for any restrictions under applicable laws and under these Articles and the Shareholders Agreement) upon the closing of a Qualified IPO or any IPO that has been duly approved by the Shareholders Agreement or these Articles or as required by the Majority Preferred Holders. Any conversion pursuant to this Section 5(3) of Schedule A shall be referred to as an “Automatic Conversion”.

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(4)	Conversion Mechanism. The conversion hereunder of any Preferred Share shall be effected in the following manner:

(i)	Except as provided in Section 5(4)(ii) and Section 5(4)(iii) of Schedule A below, before any holder of any Preferred Shares shall be entitled to convert the same into Class A Ordinary Shares, such holder shall give written notice to the Company on a Business Day at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the share certificate or certificates for Class A Ordinary Shares (if applicable) are to be issued. The Company shall, upon receipt of such notice by the holder(s) electing to convert, immediately instruct its registered office provider to make entries in the Register of Members to record and give effect to the repurchase or redemption of the Preferred Shares to be converted and the issue and allotment of the Class A Ordinary Shares into which the Preferred Shares are converted as set out below, and shall within ten (10) Business Days after the surrender of the share certificate or certificates therefor duly endorsed (or in lieu thereof, an affidavit of lost certificate and indemnity therefor) at the principal corporate office or registered office of the Company or of any transfer agent for such share to be converted, issue and deliver to such holder of Preferred Shares, or to the nominee or nominees of such holder, a share certificate or certificates for the number of Class A Ordinary Shares to which such holder shall be entitled as aforesaid, and such conversion shall be made immediately prior to the close of business on the next Business Day of such notice of election to convert delivered by such holder of Preferred Shares by making the relevant entries upon the Register of Members, and the Person or Persons entitled to receive the Class A Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Class A Ordinary Shares from such date.

(ii)	If the conversion is in connection with an underwritten public offering of securities, the conversion will be conditioned upon the consummation by the underwriter(s) of the sale of securities pursuant to such offering, the applicable Preferred Shares shall not be deemed to have been converted until the consummation of such sale of securities.

(iii)	Upon the occurrence of an event of Automatic Conversion, the Company shall give all holders of Preferred Shares to be automatically converted at least ten (10) Business Days’ prior written notice of the date on which Automatic Conversion occurs (which date shall be the date on which the closing of a Qualified IPO or any IPO that has been duly approved by the Shareholders Agreement and these Articles occurs) and the place designated for automatic conversion of all such Preferred Shares pursuant to this Section 5(4) of Schedule A. Such notice shall be given pursuant to Articles 103 through 107 to each record holder of such Preferred Shares at such holder’s address appearing on the Register of Members. On or before the date fixed for conversion, each holder of such Preferred Shares shall surrender the applicable share certificate or certificates duly endorsed (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) (if any) for all such shares to the Company at the place designated in such notice. On the date fixed for conversion, the Company shall effect such conversion and update its Register of Members to reflect such conversion, and upon surrender of the share certificate or certificates representing the shares to be converted duly endorsed (or in lieu thereof upon delivery of an affidavit of lost certificate and indemnity therefor) (if any), the holder thereof shall be entitled to receive share certificates (if applicable) for the number of Class A Ordinary Shares into which such Preferred Shares have been converted. All share certificates evidencing such Preferred Shares shall, from and after the date of conversion, be deemed to have been cancelled and the Preferred Shares represented thereby converted into Class A Ordinary Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such share certificates on or prior to such date.

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(iv)	The Company may effect the conversion of Preferred Shares in any manner available under applicable law, including redeeming or repurchasing the relevant Preferred Shares and applying the proceeds thereof towards payment for the new Class A Ordinary Shares. For purposes of the repurchase or redemption, the Company may, subject to the Company being able to pay its debts in the ordinary course of business, make payments out of its capital.

(v)	No fractional Class A Ordinary Shares shall be issued upon conversion of any Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall at the discretion of the Board either (i) pay cash equal to such fraction multiplied by the fair market value for the applicable Preferred Share as determined and approved by the Board, or (ii) issue one (1) whole Class A Ordinary Share for each fractional share to which the holder would otherwise be entitled.

(vi)	Upon conversion, all declared but unpaid share dividends on the applicable Preferred Shares shall be paid in shares and all declared but unpaid cash dividends on the applicable Preferred Shares shall be paid either in cash or by the issuance of such number of further Class A Ordinary Shares as equal to the value of such cash amount divided by the Applicable Conversion Price, at the option of the holder of the applicable Preferred Shares.

(5)	Adjustment of Applicable Conversion Price. The Applicable Conversion Price shall be adjusted and re-adjusted from time to time as provided below:

(i)	Adjustment for Share Subdivisions and Consolidations. If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Class A Ordinary Shares, the Applicable Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Class A Ordinary Shares into a smaller number of shares, the Applicable Conversion Price in effect immediately prior to such combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

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(ii)	Adjustment for Class A Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Class A Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Class A Ordinary Shares payable in additional Class A Ordinary Shares, the Applicable Conversion Price then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such Applicable Conversion Price by a fraction (i) the numerator of which is the total number of Class A Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Class A Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Class A Ordinary Shares issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Applicable Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions.

(iii)	Adjustments for Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Class A Ordinary Shares (other than as a result of a share dividend, subdivision, or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person, then in any such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such shares would have received in connection with such event had the relevant Preferred Shares been converted into Class A Ordinary Shares immediately prior to such event.

(iv)	Adjustments to Applicable Conversion Price for Dilutive Issuance.

(a)	Special Definition. For the purposes of this Section 5(5)(iv) of Schedule A, the following definitions shall apply:

“Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Class A Ordinary Shares or Convertible Securities.

“Convertible Securities” shall mean any indebtedness, shares or other Equity Securities directly or indirectly convertible into or exchangeable for Class A Ordinary Shares.

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“New Securities” shall mean all Class A Ordinary Shares issued (or, pursuant to Section 5(5)(iv)(c) of Schedule A, deemed to be issued) by the Company after the date on which these Articles are adopted, other than the following issuances:

a.	any Equity Securities of the Company issued pursuant to any equity incentive, purchase or participation plans for the benefit of any officers, directors, employees or consultants of any Group Company, each as duly approved according to these Articles and the Shareholders Agreement;

b.	any Equity Securities of the Company issued pursuant to the Qualified IPO or any IPO as duly approved under the Shareholders Agreement and the Memorandum and these Articles;

c.	any Equity Securities of the Company issued in connection with any share subdivision, share dividend, reclassification or other similar event in which all Members are entitled to participate on a pro rata basis;

d.	any Equity Securities of the Company issued pursuant to the Purchase Agreement or in connection with the Restructuring;

e.	any Class A Ordinary Shares issued upon the conversion of the Class B Ordinary Shares;

f.	any Class A Ordinary Shares issued upon the conversion of the Preferred Shares;

g.	any Equity Securities of the Company issued pursuant to Section 2E of Schedule A; and

h.	any Equity Security issued pursuant to the acquisition of another corporation or entity by the Company, whether by consolidation, merger, purchase of assets, sale or exchange of shares, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity, in any case, duly approved according to the Shareholders Agreement and the Memorandum and these Articles.

(b)	Waiver of Adjustment. No adjustment in the Applicable Conversion Price shall be made as the result of the issuance or deemed issuance of New Securities if the Company receives written notice from Majority Preferred Holders agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such New Securities.

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(c)	Deemed Issuance of New Securities. In the event the Company at any time or from time to time after the Closing Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any series or class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Class A Ordinary Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number for anti-dilution adjustments) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities or the exercise of such Options, shall be deemed to be New Securities issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which New Securities are deemed to be issued:

a.	no further adjustment in the Applicable Conversion Price shall be made upon the subsequent issue of Convertible Securities or Class A Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

b.	if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Company, or change in the number of Class A Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the then effective Applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such change becoming effective, be recomputed to reflect such change insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

c.	upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities that have not been exercised, the then effective Applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(A)	in the case of Convertible Securities or Options for Class A Ordinary Shares, the only New Securities issued were the Class A Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of such exercised Options plus the consideration actually received by the Company upon such exercise or for the issue of all such Convertible Securities that were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

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(B)	in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the New Securities deemed to have been then issued was the consideration actually received by the Company for the issue of such exercised Options, plus the consideration deemed to have been received by the Company (determined pursuant to Section 5(5)(vi) of Schedule A) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

d.	if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Applicable Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Applicable Conversion Price shall be adjusted pursuant to Section 5(5)(vi)(c) of Schedule A as of the actual date of their issuance; and

e.	no readjustment pursuant to Section 5(5)(vi)(c) of Schedule A shall have the effect of increasing the then effective Applicable Conversion Price to an amount which exceeds the Applicable Conversion Price that would have been in effect had no adjustments in relation to the issuance of such Options or Convertible Securities as referenced in Section 5(5)(vi)(c) of Schedule A been made.

(v)	Adjustment of Applicable Conversion Price upon Issuance of New Securities.

(a)	Weighted Average Adjustment.

In the event of an issuance of New Securities, at any time after the Closing Date, for a consideration per Class A Ordinary Share and Class A Ordinary Share Equivalents received by the Company (net of any selling concessions, discounts or commissions) less than the Applicable Conversion Price in effect immediately prior to such issue, then and in such event, such Applicable Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined in accordance with the following formula:

CP2=CP1×[(A+B)÷(A+C)]

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For purpose of the foregoing formula, the following definitions shall apply:

“CP2” means the Applicable Conversion Price in effect for any affected Preferred Share immediately after such issue of New Securities;

“CP1” means the Applicable Conversion Price in effect for any affected Preferred Share immediately prior to such issue of New Securities;

“A” means the number of the Ordinary Shares Outstanding immediately prior to such issuance of New Securities, treating for this purpose as outstanding all Ordinary Shares issuable upon exercise, conversion or exchange of any outstanding Ordinary Share Equivalents immediately before the New Securities are issued;

“B” means the number of Class A Ordinary Shares that would have been issued if such New Securities had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1), and;

“C” means the number of such New Securities issued in such transaction.

For purposes of this Section, the term “Ordinary Shares Outstanding” shall mean and include the following: (1) outstanding Class A and Class B Ordinary Shares, (2) Class A Ordinary Shares issuable upon conversion of outstanding Preferred Shares (for the avoidance of doubt, assuming that all reserved Preferred Shares pursuant to the Shareholders Agreement and the Memorandum and these Articles for issuance as issued and outstanding), (3) Class A Ordinary Shares issuable upon exercise of outstanding share options, and (4) Class A Ordinary Shares issuable upon exercise (and, in the case of warrants to purchase Preferred Shares, conversion) of outstanding warrants. Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable.

(b)	Full Ratchet Adjustment in the Next Round of Equity Financing.

Notwithstanding anything to the contrary in the Section 5(5)(v)(a) of Schedule A above, if and only if the Company issues any New Securities in the next round of bona fide preferred equity financing of the Company immediately following the transaction contemplated in the Purchase Agreement pursuant to Section 9 of the Shareholders Agreement for a consideration per Class A Ordinary Share and Class A Ordinary Share Equivalents received by the Company (net of any selling concessions, discounts or commissions) (the “Lower Price”) less than Applicable Conversion Price of Series B+ Preferred Shares in effect immediately prior to such issue, then and in such event, the Applicable Conversion Price of Series B+ Preferred Shares shall be reduced, concurrently with such issue, to a price equivalent to the Lower Price (calculated to the nearest cent).

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Notwithstanding the foregoing, the Applicable Conversion Price of the Preferred Shares shall not be reduced at such time if the amount of such reduction would be less than US$0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal US$0.01 or more in the aggregate.

(vi)	Determination of Consideration. For purposes of this Section 5(5)(vi) of Schedule A, the consideration received by the Company for the issuance of any New Securities shall be computed as follows:

(a)	Cash and Property. Such consideration shall:

a.	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends and excluding any discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance of any New Securities;

b.	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined and approved in good faith by the Board of Directors (including the Preferred Directors); provided, however, that no value shall be attributed to any services performed by any employee, officer or director of any Group Company;

c.	in the event New Securities are issued together with other Shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received which relates to such New Securities, computed as provided in clauses (1) and (2) above, as reasonably determined and approved in good faith by the Board of Directors (including the Preferred Directors).

(b)	Options and Convertible Securities. The consideration per Class A Ordinary Share received by the Company for New Securities deemed to have been issued relating to Options and Convertible Securities, shall be determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities (determined in the manner described in paragraph (a) above), plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by (y) the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

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(vii)	Other Dilutive Events. In case any event shall occur as to which the other provisions of this Section 5(5) of Schedule A. are not strictly applicable, but the failure to make any adjustment to the Applicable Conversion Price would not fairly protect the conversion rights of the holders of the applicable Preferred Shares in accordance with the essential intent and principles hereof, then, in each such case, the Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Section 5(5) of Schedule A, necessary to preserve, without dilution, the conversion rights of the holders of such Preferred Shares.

(viii)	No Impairment. The Company will not, through any reorganization, recapitalization, transfer of assets, consolidation, merger, amalgamation, scheme of arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 of Schedule A and in the taking of all such action as may be necessary or appropriate to protect the conversion rights of the holders of Preferred Shares against impairment.

(ix)	Certificate of Adjustment. In the case of any adjustment or readjustment of the Applicable Conversion Price, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall deliver such certificate by notice to each registered holder of applicable Preferred Shares, at the holder’s address as shown in the Register of Members. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any New Securities issued or sold or deemed to have been issued or sold, (ii) the number of New Securities issued or sold or deemed to be issued or sold, (iii) the Applicable Conversion Price in effect before and after such adjustment or readjustment, and (iv) the type and number of Equity Securities of the Company, and the type and amount, if any, of other property which would be received upon conversion of the applicable Preferred Shares after such adjustment or readjustment.

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(x)	Notice of Record Date. In the event the Company shall propose to take any action of the type or types requiring an adjustment set forth in this Section 5(5) of Schedule A, the Company shall give notice to the holders of the relevant Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Applicable Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of the relevant Preferred Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

(xi)	Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Class A Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Class A Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares (for the avoidance of doubt, assuming that all reserved Preferred Shares pursuant to the Shareholders Agreement and the Memorandum and these Articles for issuance as issued and outstanding). If at any time the number of authorized but unissued Class A Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares (for the avoidance of doubt, assuming that all reserved Preferred Shares pursuant to the Shareholders Agreement and the Memorandum and these Articles for issuance as issued and outstanding), in addition to such other remedies as shall be available to the holders of Preferred Shares, the Company and its Members will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Class A Ordinary Shares to such number of Class A Ordinary Shares as shall be sufficient for such purpose including but not limited to the approval of a resolution to this effect pursuant to Article 26A.

(xii)	Notices. Any notice required or permitted pursuant to this Section 5 of Schedule A shall be given in writing and shall be given in accordance with Articles 103 through 107.

(xiii)	Payment of Taxes. The Company and its Members will pay all taxes and other governmental charges that may be imposed with respect to the issue of Class A Ordinary Shares upon conversion of the Preferred Shares in accordance with applicable laws.

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6	Redemption Rights.

(1)	Redemption Events. Subject to the provisions in the Shareholders Agreement, at any time after the date (the “Redemption Start Date”) on which one of the following events (collectively, the “Redemption Events”, each a “Redemption Event”) occurs (whichever is the earliest), each relevant Preferred Holder (the “Redeeming Shareholder”) shall have the right to require the Company and/or the Founder Parties (the “Redemption Obligator ” or “Redemption Obligators”) to redeem, jointly and severally, all or part of the outstanding Preferred Shares (for the avoidance of doubt, assuming that all Warrants have been exercised in whole and all reserved Preferred Shares pursuant to such Warrants for issuance as issued and outstanding) held by such Preferred Holder (the “Redeeming Shares”) in cash out of funds legally available therefor (the “Redemption”):

(i)	a Qualified IPO or any IPO that has been duly approved by the Shareholders Agreement and these Articles has not been consummated on or prior to December 28, 2027;

(ii)	an Event of Material Non-Compliance which has not been cured within three (3) months upon receipt of the written notice from any Redeeming Shareholder (for the purpose of this Section 6 of Schedule A, an “Event of Material Non-Compliance” shall mean any breach or violation by the Group Companies or the Founder Parties of any representations, warranties or covenants of the Transaction Documents, including but not limited to the breach of full devotion and non-compete obligation, resulting in a Material Adverse Effect on the Group Companies;

(iii)	any Group Company or Founder Party is in violation of any applicable laws, or has been convicted of fraud, wilful misconduct or other intentional inappropriate acts, resulting in a Material Adverse Effect on the Group Companies or any Investors;

(iv)	any other Shareholder (including any subsequent shareholders after the Closing) requests the Redemption Obligator to redeem its Shares pursuant to the terms and the conditions hereunder or other instrument entitling them to such right of Redemption.

(2)	Redemption Price. The redeeming price for each Preferred Share (the “Redemption Price”) for Redeeming Shareholder is entitled to shall be the price calculated by the following formula:

𝐏𝐏 × (𝟏 + 𝟏𝟐%𝐍) + 𝐃, where

PP = the then Applicable Issue Price paid by such Redeeming Shareholder;

N = a fraction that the numerator of which is the number of calendar days between the date on which the Applicable Issue Price for the Redeeming Share is paid to the Company and the date on which such Redemption Price is paid by the Redemption Obligator and the denominator of which is 365; For the avoidance of doubt, with respect to the Series A Preferred Shares, the date on which the Applicable Issue Price for such Redeeming Share is paid shall be determined in accordance with the Series A Investment Agreements; with respect to the Series B Preferred Shares, the date on which the Applicable Issue Price for such Redeeming Share is paid shall be determined in accordance with the Series B Investment Agreement and the Transfer Agreement; with respect to the Series B+ Preferred Shares, the date on which the Applicable Issue Price for such Redeeming Share is paid shall be the applicable Closing Date in accordance with the Purchase Agreement;

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D = all declared but unpaid dividends for each Preferred Share to such Redeeming Shareholder up to the date of redemption, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers.

Particularly, the Redemption Price for Series B+ Investors (“Series B+ Redemption Price”), the Redemption Price for Series B Investors (“Series B Redemption Price”) and the Redemption Price for Series A Investors (“Series A Redemption Price”) shall be the price calculated by the following formula:

Series B+ Redemption Price = Series B+ Issue Price×(1 + 12%N) + D;

Series B Redemption Price = Series B Issue Price×(1 + 12%N) + D;

Series A Redemption Price = Series A Issue Price×(1 + 12%N) + D.

(3)	Redemption Procedure. In the event that a Preferred Holder is entitled to exercise the redemption rights pursuant to this Section 6 of Schedule A, such Preferred Holder shall deliver to the Redemption Obligators a written notice (a “Redemption Notice”) of the election by such Preferred Holder to exercise its redemption rights under this Section 6 of Schedule A (the date of delivery of such Redemption Notice being the “Redemption Notice Date”), which shall include (i) the amount of the Redeeming Shares, and (ii) the corresponding Redemption Price. Upon receipt of such Redemption Notice, the Redemption Obligators shall, within seven (7) Business Days after receipt of the Redemption Notice, give a written notice of the redemption request to each non-requesting Preferred Holder, stating the existence of such request, the Applicable Redemption Price, the anticipated Redemption Closing Date, and the mechanics of redemption. Each such non-requesting Preferred Holder may also elect to require the Redemption Obligators to redeem all or any part of the Preferred Shares held by it by delivering a separate redemption notice to the Redemption Obligators within ten (10) Business Days of the receipt of such written notice from the Redemption Obligators (the “Redemption Election Period”). Each redemption of the Preferred Shares pursuant to Section 6(1) and Section 6(2) of Schedule A shall have its closing on a date no later than one hundred (100) days after the Business Day immediately after the expiry of seventeen (17) Business Days after the date of receipt by the Redemption Obligators of the Redemption Notice (such closing date, the “Redemption Closing Date”).

(4)	Upon the Redemption Closing Date, each redeeming Preferred Holder shall surrender its certificate or certificates representing such Preferred Shares to be redeemed to the Company at the Registered Office of the Redemption Obligators, and immediately thereupon on the same date the Company shall pay such Applicable Redemption Price to the order of the Person whose name appears on such certificate or certificates as the owner of such Preferred Shares and each such certificate shall be cancelled and appropriate entries shall be made upon the Company’s Register of Members. Subject to Section 6(5) of Schedule A below, upon cancellation of the Preferred Shares, all dividends on such Preferred Shares designated for redemption on the Redemption Closing Date shall cease to accrue and all rights of the holders thereof, except the right to receive the respective Redemption Price thereof, shall cease and terminate.

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(5)	To the extent permitted by the applicable laws, the Redemption Obligators shall procure that the profits of each of the Group Companies for the time being available for distribution shall be paid to it by way of dividend and/or other distribution if and to the extent that, but for such payment, the Company would not itself otherwise have sufficient profits available for distribution to make any redemption of Preferred Shares required to be made pursuant to this Section 6 of Schedule A.

(6)	If on the Redemption Closing Date, the number of Preferred Shares that may then be legally redeemed by the Redemption Obligators is less than the number of such Preferred Shares that are requested to be redeemed on that day pursuant to this Section 6 of Schedule A, or if the funds of the Redemption Obligators legally available for redemption of the Preferred Shares on the Redemption Closing Date are insufficient to redeem the total number of the Preferred Shares that are requested to be redeemed on such date, those funds which are legally available shall be used to pay to redeem first all Series B+ Preferred Shares requested to be redeemed in proportion to the full Series B+ Redemption Price to which the holders of the Series B+ Preferred Shares to which such redemption payments are due would otherwise be respectively entitled thereon. After payment of Series B+ Redemption Price in full, the remaining funds legally available shall be used to redeem the Series B Preferred Shares requested to be redeemed in proportion to the full Series B Redemption Price to which the holders of the Series B Preferred Shares to which such redemption payments are due would otherwise be respectively entitled thereon. After payment of Series B+ Redemption Price and Series B Redemption Price in full, the remaining funds of the Redemption Obligators legally available shall be used to redeem the Series A Preferred Shares and Series A Preferred Shares requested to be redeemed in proportion to the full Series A Redemption Price which the holders of the Series A Preferred Shares to which such redemption payments are due would otherwise be respectively entitled thereon.

(7)	The holders of Preferred Shares shall receive their respective Redemption Price payment in priority and preference to any holder of Ordinary Shares or other third party. The remaining Redemption Shares to be redeemed or repurchased shall be redeemed or repurchased as soon as the Redemption Obligators have legally available funds to do so, and the remaining Redemption Price to be redeemed shall be the Applicable Issue Price and an annual internal compounded rate of return of twelve percent (12%) from the Redemption Closing. Without limiting any rights of the redeeming Preferred Holder set forth in these Articles, or are otherwise available under the applicable laws, the balance of any Preferred Shares subject to redemption hereunder with respect to which the Redemption Obligators have become obligated to pay the Applicable Redemption Price but which it has not paid in full, shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such Preferred Shares had prior to the Redemption Closing Date, until the Applicable Redemption Price and all other redemption payments (including without limitation any dividend and other distribution, if any) accrued after the Redemption Closing Date have been paid in full with respect to such Preferred Shares.

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(8)	Notwithstanding any other provisions of these Articles, if the Redemption Obligators fail to redeem in full all Preferred Shares held by the redeeming holders under Section 6(1) and Section 6(2) of Schedule A, the directors of each of the Group Companies nominated by the holders of the Preferred Shares shall have the full authority (to the exclusion of the other directors of such Group Company) to direct such Group Company to (i) approve and promptly implement the sale of all or any of its assets or any other transaction and distribute all such proceeds to the Group Company which Controls it, (ii) distribute, or cause the distribution of, the proceeds of such sale to the Company, and (iii) direct the Company to redeem in full all Preferred Shares held by the redeeming holders under Section 6(1) and Section 6(2) of Schedule A and pay in full the Applicable Redemption Price and all other redemption payments (including without limitation any dividend and other distribution, if any) accrued after the Redemption Closing Date and which are payable to the redeeming holders under Section 6(4) of Schedule A.

(9)	With respect to the Company’s obligations set forth in this Section 6 of Schedule A arising out of or in connection with any Redemption Event, the Founder Parties shall be jointly and severally liable with the Company. The Company and the Founder Parties shall take any and all action necessary or appropriate to effect the redemption rights set forth in this Section 6 of Schedule A. Each Shareholder shall take such actions as may be necessary or desirable to give effect to this provision.

7	Dividend.

(1)	Subject to the provisions of the Statute, the Shareholders Agreement and these Articles, no dividends shall be declared or paid on the Ordinary Shares or any future series of preference shares, unless and until a dividend is declared and paid on each outstanding Preferred Share(for the avoidance of doubt, assuming that all reserved Preferred Shares pursuant to the Shareholders Agreement and the Memorandum and these Articles for issuance as issued and outstanding) pursuant to Section 7 of Schedule A.

(2)	First, each holder of Series B+ Preferred Shares shall be entitled to receive prior and in preference to any declaration, payment or distribution of dividends on Ordinary Shares (as adjusted for any share subdivisions, share dividends, consolidations, recapitalizations or similar transactions), Series B Preferred Shares, and Series A Preferred Shares, cumulative dividends at the rate of eight percent (8%) per annum of the original Series B+ Issue Price, payable when and if declared by the Company.

(3)	Second, in the event that the holders of Series B+ Preferred Shares have received the dividends or other like amount in accordance with Section 7(2) of Schedule A in full, each holder of Series B Preferred Shares shall be entitled to receive prior and in preference to any declaration, payment or distribution of dividends on Ordinary Shares (as adjusted for any share subdivisions, share dividends, consolidations, recapitalizations or similar transactions), Series A Preferred Shares, and cumulative dividends at the rate of eight percent (8%) per annum of the original Series B Issue Price, payable when and if declared by the Company.

www.verify.gov.ky File#: 399987	Filed: 09-Jan-2024 09:08 EST Auth Code: G99148522724

(4)	Third, in the event that the holders of Series B+ Preferred Shares and Series B Preferred Shares have received the dividends or other like amount in accordance with Section 7(2) and Section 7(3) of Schedule A in full, each holder of Series A Preferred Shares shall be entitled to receive, on a pari passu basis with each other, prior and in preference to any declaration, payment or distribution of dividends on Ordinary Shares (as adjusted for any share subdivisions, share dividends, consolidations, recapitalizations or similar transactions), cumulative dividends at the rate of eight percent (8%) per annum of the original Series A Issue Price, respectively, payable when and if declared by the Company.

(5)	If each holder of Preferred Shares has received all such amounts pursuant to Section 7(2), Section 7(3), and Section 7(4) of Schedule A, then it shall further be the case that no dividend or distribution may be declared, paid, set aside or made with respect to the Ordinary Shares unless a dividend or distribution is likewise declared, paid, set aside or made, respectively, at the same time with respect to each outstanding Preferred Share (for the avoidance of doubt, assuming that all reserved Preferred Shares pursuant to the Shareholders Agreement and the Memorandum and these Articles for issuance as issued and outstanding) such that the dividend or distribution declared, paid, set aside or made to the holder thereof shall be equal to the dividend or distribution that such holder would have received if such Preferred Share had been converted into Ordinary Shares immediately prior to the record date for such dividend or distribution, or if no such record date is established, the date such dividend or distribution is made, and if such share then participated in and the holder thereof received such dividend or distribution. Notwithstanding the provisions as specified under Section 7(2), Section 7(3), and Section 7(4), if any dividend or distribution distributed ratably among holders of Preferred Shares and Ordinary Shares (on an as-converted basis) and each holder of Preferred Shares has received all such amounts not less than the dividends or other like amount would have received in accordance with Section 7(2), Section 7(3), and Section 7(4), any dividend or distribution shall be distributed ratably among holders of Preferred Shares and Ordinary Shares (on an as-converted basis).

8	DRAG-ALONG RIGHTS

(1)	Drag-Along Obligations. Upon prior consent of more than two-thirds (2/3) of the Directors (which shall include the Founder and the Majority Preferred Directors), if any Preferred Holders (the “Drag Holders”) propose to Transfer fifty percent (50%) or more of the Equity Securities of the Company, (whether by way of a share sale, merger, consolidation, reorganization, or sale of control of the Company or otherwise) (the “ Drag-Along Sale” ), to any Person (the “Offeror”), and such proposed Drag-Along Sale implies a valuation of the Group Companies that equals to RMB3,030,000,000 and an amount that would enable the Series B+ Investors to achieve an internal rate of return of at least 20% in respect of its investment in the Series B+ Preferred Shares, the Drag Holders may, at their option, send a written notice (the “Drag Notice”) at least ten (10) Business Days prior to the Transfer of their Equity Securities of the Company to the Offeror to other Shareholders (the “Dragged Holders”) specifying:

www.verify.gov.ky File#: 399987	Filed: 09-Jan-2024 09:08 EST Auth Code: G99148522724

(i)	the name of the proposed Offeror;

(ii)	the total number of Equity Securities to be purchased by the proposed Offeror;

(iii)	the consideration payable per Equity Security; and

(iv)	the other terms and conditions of the Transfer.

(2)	Upon receipt of a Drag Notice, each Dragged Holder shall:

(i)	sell, at the same time as the Drag Holders sell to the Offeror, in the Drag- Along Sale, such number of its Equity Securities of the Company equal to the total number of Equity Securities to be purchased by the proposed Offeror set forth in the Drag Notice multiplied by a fraction, the numerator of which is the number of Equity Securities held by the Dragged Holders (on a fully-diluted and as-converted basis) and the denominator of which is the total number of Equity Securities held by the Drag Holders and the Dragged Holders (on a fully-diluted and as-converted basis), on the same terms and conditions as the Drag Holders;

(ii)	vote all of its Equity Securities of the Company (a) in favor of such Drag- Along Sale, (b) against any other consolidation, recapitalization, amalgamation, merger, sale of securities, sale of assets, business combination, or transaction that would interfere with, delay, restrict, or otherwise adversely affect such Drag-Along Sale, and (c) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the definitive agreement(s) related to such Drag-Along Sale or that could result in any of the conditions to the closing obligations under such agreement(s) not being fulfilled, and, in connection therewith, to be present (in person or by proxy) at all relevant meetings of the Shareholders (or adjournments thereof) or to approve and execute all relevant written consents in lieu of a meeting; for the avoidance of doubt, the transfer restrictions set forth in Section 2A of Schedule A shall not apply to any Transfer of Equity Securities of the Company to a proposed Offeror (or as it may direct) under this Section 8 of Schedule A in a Drag-Along Sale;

(iii)	not exercise any dissenters’ appraisal rights under applicable laws with respect to such Drag-Along Sale;

(iv)	take all necessary actions in connection with the consummation of such Drag-Along Sale as reasonably requested by the Drag Holders, including but not limited to the execution and delivery of any share transfer or other agreements prepared in connection with such Drag-Along Sale, and the delivery, at the closing of such Drag-Along Sale involving a sale of Shares, of all certificates representing Shares held or controlled by such holder, duly endorsed for Transfer or accompanied by a duly executed share transfer form, or affidavits and indemnity undertakings with respect to lost certificates;

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(v)	not deposit, except as provided in these Articles or the Shareholders Agreement, any voting securities owned by such Shareholder in a voting trust or subject any such voting securities to any arrangement or agreement with respect to the voting of such securities, unless specifically requested to do so by the acquiring party in connection with a Drag-Along Sale; and

(vi)	restructure such Drag-Along Sale, as and if reasonably requested by the Drag Holders, as a merger, consolidation, restructuring or similar transaction, or a sale of all or substantially all of the assets of the Company, or otherwise.

(3)	In any such Drag-Along Sale, (i) each such Dragged Holder shall make customary representations and warranties regarding such holder’s title to and ownership of the Equity Securities which it is selling, due authorization, enforceability, no violation or breach of or default under (with or without the giving of notice or the lapse of time or both) any Law applicable to such Dragged Holders or any material contract to which such Dragged Holder is a party or by which it is bound, obtaining all requisite consents in connection with the Drag-Along Sale, to the extent that such consents can be obtained without incurring significant expenses, (ii) each such Dragged Holder shall bear a proportionate share (based upon the relative proceeds received in such transaction) of the Drag Holders’ reasonable and documented fees and expenses incurred in the transaction, including, without limitation, legal, accounting and investment banking fees and expenses, and (iii) each such Dragged Holder shall severally, not jointly, join on a pro rata basis (based upon the relative proceeds received in such transaction) in any indemnification obligations that are part of the terms and conditions of such Drag- Along Sale (other than those that relate specifically to a particular holder, such as indemnification with respect to representations and warranties given by such holder regarding such holder’s title to and ownership of the Shares, due authorization, enforceability, and no conflicts, which shall instead be given solely by such holder). Notwithstanding the foregoing, (i) each Preferred Holder participating in such Drag-Along Sale shall not be required to give any representations, warranties or indemnities with respect to such Drag-Along Sale or with respect to the Group Companies, except for such warranty as to the ownership and title of the Equity Securities which it is selling in such Drag-Along Sale, and shall not be obligated to pay any amount with respect to any liabilities arising from the representations and warranties severally made by it in excess of the total amount of consideration received by such Preferred Holder in such Drag- Along Sale; and (ii) each Selling Shareholder shall not be obligated to be subject to any non-competition, non-solicitation, investment restriction, redemption obligation or other restrictive covenants of a similar nature as a condition to the Drag-Along Sale.

(4)	In the event that any such holder fails for any reason to take any of the foregoing actions after reasonable notice thereof, such holder shall grant an irrevocable power of attorney and proxy to any Director approving the Drag-Along Sale to take all necessary actions and execute and deliver all documents deemed by such Director to be reasonably necessary to effectuate the terms hereof. None of the transfer restrictions set forth in these Articles or in the other restriction agreements shall apply in connection with a Drag-Along Sale, notwithstanding anything contained to the contrary herein and therein.

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www.verify.gov.ky File#: 399987	Filed: 09-Jan-2024 09:08 EST Auth Code: G99148522724